Exhibit (a)(5)(F)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.
This Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of this Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.
August 4, 2006
BARRICK GOLD CORPORATION
OFFER TO PURCHASE FOR CASH
all of the outstanding Common Shares of
PIONEER METALS CORPORATION
on the basis of
Cdn.$1.00 for each Common Share
Barrick Gold Corporation (“Barrick”) hereby offers (the “Offer”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Pioneer Metals Corporation (“Pioneer”), including Common Shares that may become issued and outstanding after the date of this Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares, at a price of Cdn.$1.00 cash per Common Share.
The Offer is open for acceptance until 6:00 p.m. (Vancouver time) on September 11, 2006 (the “Expiry Time”), unless the Offer is extended or withdrawn.
The Offer is conditional on, among other things, there having been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Common Shares that constitutes at least 66 2/3% of the Common Shares then outstanding (calculated on a fully diluted basis). This and the other conditions of the Offer are described in Section 4 of the Offer, “Conditions of the Offer”. Subject to applicable laws, Barrick reserves the right to withdraw the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived at or prior to the Expiry Time.

The Board of Directors of Pioneer, upon consultation with its financial and legal advisors and on receipt of a recommendation of its special committee, has unanimously determined that the Offer is fair to the holders of Common Shares (the “Shareholders”) and that the Offer is in the best interests of Pioneer and the Shareholders and, accordingly, has resolved unanimously to RECOMMEND to the Shareholders that they ACCEPT the Offer and DEPOSIT their Common Shares under the Offer. For further information, see the Director’s Circular accompanying this Offer.

Pursuant to a lock-up agreement entered into with Barrick, all of the directors and senior officers of Pioneer who hold Common Shares and/or Options as well as Firebird Global Master Fund Ltd. and certain other shareholders have agreed to deposit under the Offer and not withdraw, subject to certain exceptions, Common Shares collectively representing, in aggregate, approximately 45% of the outstanding Common Shares (calculated on a fully diluted basis).
The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “PSM”. The closing price of the Common Shares on the TSX on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, was Cdn.$0.65. The Offer represents a premium of 54% over the July 21, 2006 closing price of the Common Shares on the TSX. In addition, the Offer represents a premium of 75% over the amount offered for each Common Share pursuant to the bid announced by NovaGold Resources Inc. on June 19, 2006.
The Dealer Managers for the Offer are:

In Canada	In the United States
CIBC World Markets Inc.	CIBC World Markets Corp.

      Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on yellow paper) or a manually executed facsimile thereof and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents with CIBC Mellon Trust Company (the “Depositary”) or Mellon Investor Services LLC (the “US Forwarding Agent”) at any of the offices set out in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Common Shares set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”; or (2) follow the procedure for guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on pink paper) or a manually executed facsimile thereof. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.
      Questions and requests for assistance may be directed to the Information Agent, the Depositary, the US Forwarding Agent or the Dealer Managers. Their contact details are provided at the end of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Information Agent, the Depositary or the US Forwarding Agent at their respective addresses provided at the end of this document.
      No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by Barrick, the Dealer Managers, the Information Agent, the Depositary or the US Forwarding Agent.
      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Barrick may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
      This Offer is made for the securities of a Canadian issuer by a Canadian issuer. The Offer is subject to applicable disclosure requirements in Canada. Shareholders should be aware that these requirements are different from those in the United States.
      Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences both in the United States and in Canada and such Shareholders are urged to consult their tax advisors.
      Shareholders in the United States should be aware that Barrick or its affiliates, directly or indirectly, may bid for or make purchases of Common Shares or of Pioneer’s related securities during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations.
      Investors and securityholders of NovaGold Resources Inc. who obtain a copy of this document are advised to read the tender offer statement by Barrick related to the proposed tender offer for the outstanding common shares of NovaGold Resources Inc. when it becomes available because it will contain important information. Investors and securityholders may obtain a free copy of the tender offer statement when it becomes available and other documents filed by Barrick with the US Securities and Exchange Commission at the US Securities and Exchange Commission’s website at www.sec.gov. The tender offer statement may also be obtained for free when it becomes available from Barrick on its website or by directing a request to Barrick’s investor relations department.

i

NOTICE TO HOLDERS OF OPTIONS AND OTHER SECURITIES OF PIONEER
THAT ARE CONVERTIBLE INTO OR EXCHANGEABLE OR EXERCISABLE
FOR COMMON SHARES
      The Offer is made only for Common Shares and is not made for any Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares. Any holder of Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, exercise the Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares that the holder will have certificates representing the Common Shares received on such exercise available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.
      It is a condition of the Offer that all outstanding Options have been exercised in full, cancelled or irrevocably released, surrendered or waived or otherwise dealt with on terms satisfactory to Barrick, acting reasonably. In the Lock-Up Agreement, all of the holders of Options have agreed to conditionally exercise their Options and tender the Common Shares issued upon such conditional exercise to the Offer.
      The tax consequences to holders of Options of exercising their Options are not described in “Certain Canadian Federal Income Tax Considerations” in Section 18 of the Circular. Holders of Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options.
CURRENCY
      All references to “$”, “Cdn.$” and “dollars” in the Offer and the Circular are in Canadian dollars, except where otherwise indicated. On August 2, 2006, the Bank of Canada noon rate of exchange for US dollars was Cdn.$1.00 = US$0.8882.
FORWARD-LOOKING STATEMENTS
      Certain statements contained in the accompanying Offer and Circular, including statements made under Section 8 of the Circular, “Purpose of the Offer and Plans for Pioneer”, and Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”, as well as other written statements made or provided or to be made or provided by Barrick that are not historical facts are “forward-looking statements”. The words “expect”, “will”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The reader of this Offer and Circular is cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from Barrick’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as copper, silver, fuel and electricity) and currencies; changes in US dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully integrate acquired assets; legislative, political and economic developments in the jurisdictions in which Barrick or Pioneer carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risk of diminishing quantities or grades of reserves; adverse changes in Barrick’s credit rating; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in Barrick’s most recent Annual Information Form filed with the Canadian provincial securities regulatory authorities.
      Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

ii

iii

SUMMARY OF THE OFFER
      The following is a summary only and is not meant to be a substitute for the information contained in the Offer and the Circular. Therefore, Shareholders are urged to read the Offer and the Circular in their entirety. Certain terms used in this Summary are defined in the Glossary. Unless otherwise indicated, the information concerning Pioneer and NovaGold contained herein and in the Offer and the Circular, including information concerning NovaGold’s unsolicited take-over bid for Pioneer, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources at the time of the Offer. Although Barrick has no knowledge that would indicate that any statements contained herein relating to Pioneer or NovaGold taken from or based upon such documents and records are untrue or incomplete, neither Barrick nor any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Pioneer or NovaGold to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Barrick. Unless otherwise indicated, information concerning Pioneer is given as of March 31, 2006.
The Offer
      Barrick is offering, upon and subject to the terms and conditions of the Offer, to purchase all of the issued and outstanding Common Shares of Pioneer, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares, at a price of $1.00 in cash per Common Share.
      The Offer is made only for Common Shares and is not made for any Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares. Any holder of Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, exercise the Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer.
      The closing price of the Common Shares on the TSX on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, was $0.65. The Offer represents a premium of 54% over the July 21, 2006 closing price of the Common Shares on the TSX. In addition, the Offer represents a premium of 75% over the amount offered for each Common Share pursuant to the bid announced by NovaGold.
      The obligation of Barrick to take up and pay for Common Shares under the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.
Barrick
      Barrick is a leading international gold mining company, with a portfolio of 27 operating mines and seven advanced exploration and development projects located across five continents and a large land position on the world’s best exploration belts. Barrick holds a pre-eminent position within the gold mining industry. Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner. See “Barrick” in Section 1 of the Circular.
Pioneer
      Pioneer is a Canadian mining exploration company that currently holds interests in five gold and base metals properties in Canada and the United States. The material assets of Pioneer are the Grace Gold-Copper Project adjacent to NovaGold’s Galore Creek Gold-Silver-Copper Project in British Columbia, the Puffy Lake Gold Mine and Mill near Sherridon, Manitoba, the Nokomis Lake Gold Project joint venture located near Flin Flon, Manitoba, the Bonito Gold-Silver Project located near Ruidoso, in south-central New Mexico, USA, and the Fish Lake Copper-Gold Project in British Columbia. See “Pioneer” in Section 2 of the Circular.
Recommendation of Pioneer Board of Directors
      The Pioneer Board of Directors, upon consultation with its financial and legal advisors and receipt of a recommendation of its special committee, has unanimously determined that the Offer is fair to the Shareholders and that the Offer is in the best interests of Pioneer and the Shareholders and, accordingly, has resolved unanimously to recommend to the Shareholders that they accept the Offer and deposit their Common Shares under the Offer. For further information, see the Circular accompanying the Offer, including Section 5 of the Circular, “Support Agreement”, and see the Director’s Circular accompanying this Offer.
Fairness Opinion
      Dundee Securities Corporation, the financial advisor to the Pioneer special committee, has delivered a fairness opinion to the Pioneer Board of Directors in which it concluded that the consideration to be received under the Offer is fair, from a financial point of view, to the Shareholders (other than Barrick).
Lock-Up Agreement
      Pursuant to the Lock-Up Agreement entered into with Barrick, the Locked-Up Shareholders have agreed to deposit under the Offer and not withdraw, subject to certain exceptions, all of the Common Shares currently owned or controlled by such Locked-Up Shareholders, being an aggregate of 25,071,499 Common Shares, and to exercise or conditionally exercise all of the Options currently owned by such Locked-Up Shareholders and to deposit under the Offer and not withdraw, subject to certain exceptions, all of the Common Shares issued upon such exercise or conditional exercise of Options, being an aggregate of 4,590,000 Common Shares, collectively representing, in aggregate, approximately 45% of the outstanding Common Shares (calculated on a fully diluted basis). See Section 6 of the Circular, “Lock-Up Agreement”.
Time for Acceptance
      The Offer is open for acceptance until September 11, 2006 at 6:00 p.m. (Vancouver time) or such later time or times and date or dates to which the Offer may be extended, unless the Offer is withdrawn in accordance with its terms by Barrick. Barrick may, in its sole discretion but subject to applicable Laws, extend the Expiry Time, as described under “Extension, Variation or Change in the Offer” in Section 5 of the Offer.
Manner of Acceptance
      A Shareholder wishing to accept the Offer must properly complete and execute a Letter of Transmittal (printed on yellow paper) or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with the certificate(s) representing such Shareholder’s Common Shares and all other required documents with the Depositary or the US Forwarding Agent at any of the offices set out in the Letter of Transmittal. Detailed instructions are contained in the Letter of Transmittal which accompanies the Offer. See Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”.
      If a Shareholder wishes to accept the Offer and deposit Common Shares under the Offer and the certificate(s) representing such Shareholder’s Common Shares are not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary or the US Forwarding Agent at or prior to the Expiry Time, such Common Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the Notice of Guaranteed Delivery (printed on pink paper) or a manually executed facsimile thereof. Detailed instructions are contained in the Notice of Guaranteed Delivery which accompanies the Offer. See Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.
      Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Shareholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary. Such documents or Agent’s Message should not be sent to the US Forwarding Agent.
      Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer.

      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.
      Shareholders should contact the Dealer Managers, the Information Agent, the Depositary, the US Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the US Forwarding Agent.
Purpose of the Offer and Plans for Pioneer
      The purpose of the Offer is to enable Barrick to acquire all of the outstanding Common Shares of Pioneer. See Section 8 of the Circular, “Purpose of the Offer and Plans for Pioneer” and Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
      Barrick has also commenced a take-over bid to acquire all of the issued and outstanding common shares of NovaGold. If Barrick’s bid to acquire NovaGold is successful, Barrick’s acquisition of Pioneer will allow Barrick to consolidate the land position around the Galore Creek Gold-Silver-Copper Project, which will facilitate the efficient development of this project. Barrick intends to assess Pioneer’s other properties and interests and decide to retain or divest such assets following its assessment.
Conditions of the Offer
      Barrick reserves the right to withdraw or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer unless the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by Barrick at or prior to the Expiry Time. The Offer is conditional upon, among other things, there having been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Common Shares which constitutes at least 66 2/3% of the Common Shares then outstanding on a fully diluted basis. See Section 4 of the Offer, “Conditions of the Offer”.
Take Up and Payment for Deposited Common Shares
      Upon and subject to the terms and conditions of the Offer, Barrick will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn not later than 10 days after the Expiry Date. Any Common Shares taken up will be paid for as soon as possible, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date upon which Common Shares are first taken up by Barrick under the Offer but before the Expiry Time will be taken up and paid for within 10 days of such deposit. See Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”.
Withdrawal of Deposited Common Shares
      Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Common Shares have been taken up by Barrick under the Offer and in the other circumstances discussed in Section 8 of the Offer, “Withdrawal of Deposited Common Shares”. Except as so indicated or as otherwise required by applicable Laws, deposits of Common Shares are irrevocable.
Acquisition of Common Shares Not Deposited
      If, within four months after the date of the Offer, the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares and Barrick acquires such deposited Common Shares under the Offer, Barrick intends to acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. Barrick has covenanted in the Support Agreement that if a Compulsory Acquisition is not available or Barrick chooses not to avail itself of such statutory right of acquisition, Barrick will use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered under the Offer. Pioneer has agreed that, in the event Barrick takes up and pays for Common Shares under the Offer representing at least a simple majority of the outstanding Common Shares (calculated on a fully diluted basis as at the Expiry Time), Pioneer will assist Barrick in connection with any Subsequent Acquisition Transaction, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equal in value to the consideration per Common Share paid under the Offer. If the Minimum Tender Condition is satisfied and Barrick takes up and pays for the Common Shares deposited under the Offer, Barrick should own sufficient Common Shares to effect a Subsequent Acquisition Transaction. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
Canadian Federal Income Tax Considerations
      A Shareholder who is resident in Canada, who holds Common Shares as capital property and who sells such shares to Barrick under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Common Shares.
      Generally, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax in Canada in respect of any capital gain realized on the sale of Common Shares to Barrick under the Offer, unless those shares constitute “taxable Canadian property” to such Shareholder within the meaning of the Tax Act and that gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention.
      The foregoing is a very brief summary of certain Canadian federal income tax consequences. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” for a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.
Stock Exchange Listing
      The Common Shares of Pioneer are listed on the TSX under the symbol “PSM”. See Section 4 of the Circular, “Price Range and Trading Volume of Pioneer Common Shares”. Depending on the number of Common Shares purchased by Barrick under the Offer, it is possible that the Common Shares will fail to meet the criteria of the TSX for continued listing on such exchange. If permitted by applicable Laws, Barrick intends to cause Pioneer to apply to delist the Common Shares from the TSX as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. See Section 17 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.
Depositary, US Forwarding Agent and Information Agent
      Barrick has engaged CIBC Mellon Trust Company to act as the Depositary. Barrick has also retained Mellon Investor Services LLC to act as the US Forwarding Agent for the Offer. In such capacity, the Depositary and the US Forwarding Agent will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at the offices specified in the Letter of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by Barrick under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares. See Section 20 of the Circular, “Depositary and US Forwarding Agent”.
      Barrick has engaged Georgeson Shareholder Communications Canada Inc. as the Information Agent to provide a resource for information for Shareholders.
Dealer Managers and Soliciting Dealer Group
      Barrick has engaged the services of CIBC World Markets Inc. as Dealer Manager in Canada to assist Barrick and solicit acceptances of the Offer in Canada, and CIBC World Markets Corp. will act as Dealer Manager in the United States in connection with the Offer. The Canadian Dealer Manager intends to form a Soliciting Dealer Group to solicit acceptances of the Offer from persons resident in Canada. See Section 21 of the Circular, “Dealer Managers and Soliciting Dealer Group”.

GLOSSARY
      This Glossary forms a part of the Offer. In the Offer, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless the subject matter or context is inconsistent therewith, the following terms shall have the meanings set out below:
“Acquisition Proposal” has the meaning ascribed thereto in Section 5 of the Circular, “Support Agreement”;
“affiliate” has the meaning ascribed thereto in the BCSA;
“Agent’s Message” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”;
“AMF” means the Autorité des marchés financiers (Québec);
“associate” has the meaning ascribed thereto in the BCSA;
“Barrick” means Barrick Gold Corporation, a corporation existing under the laws of the Province of Ontario and, where the context requires, its subsidiaries and joint ventures;
“BCBCA” means the Business Corporations Act (British Columbia), as amended;
“BCSA” means the Securities Act (British Columbia), as amended;
“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account at CDS or DTC, as applicable;
“business combination” has the meaning ascribed thereto in Rule 61-501;
“business day” has the meaning ascribed thereto in the BCSA;
“Canadian Dealer Manager” means CIBC World Markets Inc.;
“CDS” means The Canadian Depositary for Securities Limited;
“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;
“CIBC World Markets” has the meaning ascribed thereto in Section 7 of the Circular, “Background to the Offer”;
“Circular” means the circular accompanying and forming part of the Offer;
“Common Shares” means the issued and outstanding common shares in the capital of Pioneer, including common shares that may become issued and outstanding after the date of the Offer upon the conversion, exchange or exercise of Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for common shares in the capital of Pioneer;
“Compulsory Acquisition” has the meaning ascribed thereto in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“CRA” means the Canada Revenue Agency;
“Dealer Managers” means, collectively, the Canadian Dealer Manager and the US Dealer Manager;
“Depositary” means CIBC Mellon Trust Company;
“Deposited Common Shares” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;
“Distributions” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;
“DTC” means The Depository Trust Company;
“Dundee Securities” has the meaning ascribed thereto in Section 7 of the Circular, “Background to the Offer”;
“Effective Time” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”;
“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP);

“Expiry Date” means September 11, 2006, or such later date or dates as may be fixed by Barrick from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by Barrick;
“Expiry Time” means 6:00 p.m. (Vancouver time) on the Expiry Date, or such other time or times on such other date or dates as may be fixed by Barrick from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by Barrick;
“fully diluted basis” means, with respect to the Common Shares, that number of Common Shares which would be outstanding if all securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares were converted, exchanged or exercised, as applicable;
“going private transaction” has the meaning ascribed thereto in Regulation Q-27;
“Governmental Entity” means: (i) any supranational body or organization (such as the European Union and the EFTA Surveillance Authority), nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court; and (iii) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;
“Grace Property” has the meaning ascribed thereto in Section 7 of the Circular, “Background to the Offer”;
“Information Agent” means Georgeson Shareholder Communications Canada Inc.;
“Laws” means any applicable laws including supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;
“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offer (printed on yellow paper), or a facsimile thereof;
“Lock-Up Agreement” means the lock-up agreement dated July 23, 2006 between Barrick and the Locked-Up Shareholders, as amended from time to time;
“Locked-Up Shareholders” means, collectively, Galaxy Gold Corporation, Stephen Sorensen, Graham Thody, Graham C. Thody Ltd., Suraj Ahuja, Daniel Faure, Warren Stanyer, Patrick McGowan, Louis Zioulas, Mark Eaton and 1617692 Ontario Inc.;
“Material Adverse Effect” means, in respect of any person, an effect that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations, results of operations, prospects, claims, rights or privileges (whether contractual or otherwise) of that person and its subsidiaries taken as a whole, other than any effect: (i) relating to the Canadian economy, political conditions or securities markets in general; (ii) affecting the mining industry in general; (iii) relating to a change in the market trading price of shares of that person, either: (A) related to the Support Agreement and the Offer or the announcement thereof, or (B) related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clause (i), (ii), (iv) or (v) hereof; (iv) relating to any of the principal markets served by that person’s business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that person; or (v) relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that person or any of its subsidiaries) or in applicable generally accepted accounting principles; provided, however, that such effect referred to in clause (i), (ii), (iv) or (v) above does not primarily relate only to (or have the effect of primarily relating only to) that person and its subsidiaries, taken as a whole, or disproportionately adversely affect that person and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that person and its subsidiaries operate;

“Minimum Tender Condition” has the meaning ascribed thereto in paragraph (a) of Section 4 of the Offer, “Conditions of the Offer”;
“Non-Resident Holder” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada”;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer (printed on pink paper), or a facsimile thereof;
“NovaGold” means NovaGold Resources Inc., a corporation existing under the laws of the Province of Nova Scotia;
“NovaGold Warrants” has the meaning ascribed thereto in Section 7 of the Circular, “Background to the Offer”;
“Offer” means the offer to purchase Common Shares made hereby to the Shareholders pursuant to the terms set out herein;
“Offerees” has the meaning ascribed thereto in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“Offeror’s Notice” has the meaning ascribed thereto in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“Option Agreement” has the meaning ascribed thereto in Section 7 of the Circular, “Background to the Offer”;
“Options” means the options to acquire Common Shares issued pursuant to Pioneer’s stock option plan or any other plan, agreement or arrangement which provides for the issuance of options to acquire Common Shares;
“OSC” means the Ontario Securities Commission;
“Pioneer” means Pioneer Metals Corporation, a corporation existing under the laws of the Province of British Columbia and, where the context requires, its subsidiaries and joint ventures;
“Pioneer Claim” has the meaning ascribed thereto in Section 7 of the Circular, “Background to the Offer”;
“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”;
“Redeemable Shares” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Subsequent Acquisition Transaction”;
“Regulation Q-27” means Regulation Q-27 — Protection of Minority Securityholders in the Course of Certain Transactions of the AMF, as amended;
“Regulations” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Resident Holder” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada”;
“Rule 61-501” means OSC Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions and its companion policy, as amended;
“Shareholders” means the holders of Common Shares and “Shareholder” means any one of them;
“Soliciting Dealer” has the meaning ascribed thereto in Section 21 of the Circular, “Dealer Managers and Soliciting Dealer Group”;
“Soliciting Dealer Group” has the meaning ascribed thereto in Section 21 of the Circular, “Dealer Managers and Soliciting Dealer Group”;
“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”;
“subsidiary” has the meaning ascribed thereto in the BCSA;
“Superior Proposal” has the meaning ascribed thereto in Section 5 of the Circular, “Support Agreement — Superior Proposal”;
“Support Agreement” means the support agreement dated July 23, 2006 between Barrick and Pioneer, as amended from time to time;

“take up” in reference to Common Shares means to accept such Common Shares for payment by giving written notice of such acceptance to the Depositary and “taking up” and “taken up” have corresponding meanings;
“Tax Act” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Tax Proposals” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Termination Fee” has the meaning ascribed thereto in Section 5 of the Circular, “Support Agreement — Termination Fee”;
“trading day” means any day on which trading occurs on the TSX;
“TSX” means the Toronto Stock Exchange;
“US Dealer Manager” means CIBC World Markets Corp.;
“US Forwarding Agent” means Mellon Investor Services LLC; and
“US Treaty” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer or a Compulsory Acquisition”.

OFFER
      The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Certain terms used in the Offer, where not otherwise defined herein, are defined in the Glossary.
August 4, 2006
TO: THE HOLDERS OF COMMON SHARES OF PIONEER METALS CORPORATION

1.	The Offer
      Barrick is offering, upon and subject to the terms and conditions of the Offer, to purchase all of the issued and outstanding Common Shares of Pioneer, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares, at a price of $1.00 cash per Common Share.
      The Offer is made only for Common Shares and is not made for any Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares. Any holder of Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, exercise the Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares that the holder will have certificates representing the Common Shares received on such exercise available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.
      The Pioneer Board of Directors, upon consultation with its financial and legal advisors and receipt of a recommendation of its special committee, has unanimously determined that the Offer is fair to the Shareholders and that the Offer is in the best interests of Pioneer and the Shareholders and, accordingly, has resolved unanimously to recommend to the Shareholders that they accept the Offer and deposit their Common Shares under the Offer.
      All amounts payable under the Offer will be paid in Canadian dollars.
      Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Common Shares to the Offer may have rights of dissent in the event Barrick elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Barrick may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.
      Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Common Shares.

2.	Time for Acceptance
      The Offer is open for acceptance until 6:00 p.m. (Vancouver time) on September 11, 2006 or such later time or times and date or dates as may be fixed by Barrick from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by Barrick.

3.	Manner of Acceptance
Letter of Transmittal
      The Offer may be accepted by delivering to the Depositary or the US Forwarding Agent at any of the offices of the Depositary or the US Forwarding Agent listed in the Letter of Transmittal (printed on yellow paper) accompanying the Offer, so as to be received at or prior to the Expiry Time:

(a)	certificate(s) representing the Common Shares in respect of which the Offer is being accepted;

(b)	a Letter of Transmittal in the form accompanying the Offer or a manually executed facsimile thereof, properly completed and executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required); and

(c)	all other documents required by the instructions set out in the Letter of Transmittal.
      Participants of CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under the Offer.
      Except as otherwise provided in the instructions set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) deposited therewith, and in certain other circumstances as set out in the Letter of Transmittal, the certificate(s) representing the Common Shares must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed, by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution (except that no guarantee is required if the signature is that of an Eligible Institution).
      In addition, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.
Procedure for Guaranteed Delivery
      If a Shareholder wishes to deposit Common Shares under the Offer and either the certificate(s) representing the Common Shares are not immediately available or the certificate(s) and all other required documents cannot be delivered to the Depositary or the US Forwarding Agent at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a properly completed and executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying the Offer, or a manually executed facsimile thereof, including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at or prior to the Expiry Time at its office in Toronto, Ontario listed on the Notice of Guaranteed Delivery; and

(c)	the certificate(s) representing all deposited Common Shares, together with a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required) and all other documents required thereby, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.
      The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by facsimile or mailed to the Depositary at its office in Toronto, Ontario listed on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Common Shares and all other required documents to any office other than the Toronto, Ontario office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.
Acceptance by Book-Entry Transfer
      Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s

Common Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.
      Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.
      Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal (or a facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary, at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures do not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary and should not be sent to the US Forwarding Agent.
      The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that Barrick may enforce such agreement against such participant.
General
      The Offer will be deemed to be accepted only if the Depositary or the US Forwarding Agent, as applicable, has actually physically received the requisite documents at or before the time specified. In all cases, payment for Common Shares deposited and taken up by Barrick under the Offer will be made only after timely receipt by the Depositary or the US Forwarding Agent of (a) certificate(s) representing the Common Shares, (b) a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and executed, covering such Common Shares with the signature(s) guaranteed in accordance with the instructions set out in the Letter of Transmittal, and (c) all other required documents.
      The method of delivery of certificate(s) representing Common Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the Shareholder depositing those documents. Barrick recommends that those documents be delivered by hand to the Depositary or the US Forwarding Agent, as applicable, and that a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary or the US Forwarding Agent at or prior to the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary or the US Forwarding Agent, as applicable.
      Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Common Shares.
      All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Common Shares deposited under the Offer will be determined by Barrick in its sole discretion. Depositing Shareholders agree that such determination will be final and binding. Barrick reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. Barrick reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation of Barrick, the Depositary, the US Forwarding Agent, the Information Agent, the Dealer Managers or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred or suffered by any of them for failure to give any such notice. Barrick’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.
      Under no circumstances will interest accrue or any amount be paid by Barrick or the Depositary by reason of any delay in making payments for Common Shares to any person on account of Common Shares accepted for payment under the Offer.
      Barrick reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.
Dividends and Distributions
      Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder deposits, sells, assigns and transfers to Barrick all right, title and interest in and to the Common Shares covered by the Letter of Transmittal delivered to the Depositary or the US Forwarding Agent (the “Deposited Common Shares”) and in and to all rights and benefits arising from such Deposited Common Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Common Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).
Power of Attorney
      The execution of a Letter of Transmittal (or, in the case of shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective at and after the time (the “Effective Time”) that Barrick takes up the Deposited Common Shares, each director or officer of Barrick, and any other person designated by Barrick in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Common Shares covered by the Letter of Transmittal or book-entry transfer (which Common Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder:

(a)	to register or record the transfer and/or cancellation of such Purchased Securities to the extent consisting of securities on the appropriate securities registers maintained by or on behalf of Pioneer;

(b)	for so long as any such Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Laws), as and when requested by Barrick, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to Barrick in respect of any or all Purchased Securities, to revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and to designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Pioneer;

(c)	to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and

(d)	to exercise any other rights of a Shareholder with respect to such Purchased Securities and such Distributions, all as set out in the Letter of Transmittal.
      A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Common Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Common Shares or any Distributions by or on behalf of the depositing

Shareholder unless the deposited Common Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.
      A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Pioneer and, except as may otherwise be agreed with Barrick, not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to Barrick any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to designate or appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by Barrick as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.
Further Assurances
      A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of Barrick, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to Barrick. Each authority therein conferred or agreed to be conferred is, to the extent permitted by applicable Laws, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by applicable Laws, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.
Formation of Agreement; Shareholder’s Representations and Warranties
      The acceptance of the Offer pursuant to the procedures set out above constitutes a binding agreement between a depositing Shareholder and Barrick, effective immediately following the time at which Barrick takes up the Common Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that (i) the person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Common Shares and any Distributions deposited under the Offer, (ii) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Common Shares and any Distributions deposited under the Offer, (iii) the Deposited Common Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Common Shares or Distributions, to any other person, (iv) the deposit of the Deposited Common Shares and Distributions complies with applicable Laws, and (v) when the Deposited Common Shares and Distributions are taken up and paid for by Barrick, Barrick will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer
      Notwithstanding any other provision of the Offer and subject to applicable Laws, Barrick will have the right to withdraw or terminate the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by Barrick at or prior to the Expiry Time:

(a)	there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which constitutes at least 66 2/3% of the Common Shares outstanding calculated on a fully diluted basis (the “Minimum Tender Condition”);

(b)	all requisite government and regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities regulatory authorities) that are, as determined by Barrick, acting reasonably, necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Barrick, acting reasonably;

(c)	the Support Agreement shall not have been terminated by Pioneer or by Barrick in accordance with its terms;

(d)	Pioneer shall have complied in all material respects with its covenants and obligations under the Support Agreement to be complied with at or prior to the Expiry Time;

(e)	representations and warranties made by Pioneer in the Support Agreement shall be true and correct at and as of the Expiry Time, as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time), except where such inaccuracies in the representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect in respect of Pioneer or materially and adversely affect the ability of Barrick to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would not reasonably be expected to have a Material Adverse Effect in respect of Pioneer or Barrick;

(f)	Barrick shall have determined, acting reasonably, that: (i) no act, action, suit or proceeding shall have been taken or threatened in writing before or by any Governmental Entity or by an elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) whether or not having the force of Law; and (ii) no Law, regulation or policy shall exist or have been proposed, enacted, entered, promulgated or applied, in either case:

(i)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Barrick of the Common Shares or the right of Barrick to own or exercise full rights of ownership of the Common Shares;

(ii)	which, if the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) were consummated, would reasonably be expected to have a Material Adverse Effect in respect of Pioneer or Barrick;

(iii)	which would materially and adversely affect the ability of Barrick to proceed with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) and/or take up and pay for any Common Shares deposited under the Offer;

(iv)	seeking to obtain from Barrick or any of the Barrick subsidiaries or Pioneer or any of the Pioneer subsidiaries any material damages directly or indirectly in connection with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) which act, action, suit or proceeding or Law, regulation or policy would reasonably be expected to have a Material Adverse Effect in respect of Pioneer or Barrick; or

(v)	seeking to prohibit or limit the ownership or operation by Barrick of any material portion of the business or assets of Pioneer or the Pioneer subsidiaries or to compel Barrick or the Barrick subsidiaries to dispose of or hold separate any material portion of the business or assets of Pioneer or any of the Pioneer subsidiaries as a result of the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) which act, action, suit or proceeding or Law, regulation or policy would reasonably be expected to have a Material Adverse Effect in respect of Pioneer or Barrick;

(g)	there shall not exist any prohibition at Law against Barrick making or maintaining the Offer or taking up and paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(h)	Barrick shall have determined in its reasonable discretion that there shall not exist or have occurred (or, if there does exist or shall have occurred prior to the commencement of the Offer, there shall not have been disclosed, generally or to Barrick in writing on or before the execution and delivery of the Support Agreement) any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities (including contingent liabilities that may arise through outstanding, pending or threatened litigation), capitalization, condition (financial or otherwise), operations, results of operations, prospects, claims, rights or privileges (whether contractual or otherwise) of Pioneer or any of the

Pioneer subsidiaries which, when considered either individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect in respect of Pioneer;

(i)	Barrick shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings made on or before July 23, 2006 in relation to all matters covered in earlier filings), in any document filed by or on behalf of Pioneer with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada, including any prospectus, annual information form, financial statement, material change report, management proxy circular, feasibility study or executive summary thereof, press release or any other document so filed by Pioneer which Barrick shall have determined in its reasonable judgment constitutes a Material Adverse Effect with respect to Pioneer;

(j)	Barrick shall have determined, acting reasonably, that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence, or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever, that materially adversely affects or involves, or could reasonably be expected to materially adversely affect or involve, the financial, banking or capital markets generally;

(k)	all outstanding Options will have been exercised in full, cancelled or irrevocably released, surrendered or waived or otherwise dealt with on terms satisfactory to Barrick, acting reasonably; and

(l)	the Lock-Up Agreement shall have been complied with and shall not have been terminated, provided that this condition may not be asserted if the Minimum Tender Condition has been satisfied.

      The foregoing conditions are for the sole benefit of Barrick and may be asserted by Barrick regardless of the circumstances giving rise to any such assertion, including any action or inaction by Barrick. Subject to the provisions of the Support Agreement, Barrick may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other right which Barrick may have. The failure by Barrick at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.
      Any waiver of a condition or the termination or withdrawal of the Offer will be deemed to have been given and to be effective upon written notice or other communication confirmed in writing by Barrick to that effect to the Depositary at its principal office in Toronto, Ontario. Forthwith after giving any such notice, Barrick will make a public announcement of such waiver or withdrawal and, to the extent required by applicable Laws, will cause the Depositary as soon as practicable thereafter to notify the Shareholders in the manner set out in Section 10 of the Offer, “Notices and Delivery”, and will provide a copy of the aforementioned notice to the TSX. If the Offer is withdrawn, Barrick will not be obligated to take up, accept for payment or pay for any Common Shares deposited under the Offer and each of the Depositary and the US Forwarding Agent will promptly return all certificate(s) representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5.	Extension, Variation or Change in the Offer
      The Offer is open for acceptance until, but not after, the Expiry Time, subject to extension or variation in Barrick’s sole discretion, unless the Offer is withdrawn by Barrick.
      Subject to the limitations hereafter described, Barrick reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Laws), to extend the Expiry Date or the Expiry Time or to vary the Offer by giving written notice (or other communication subsequently confirmed in writing, provided that such confirmation is not a condition of the effectiveness of the notice) of such extension or variation to the Depositary at its principal office in Toronto, Ontario, and by causing the Depositary as soon as practicable thereafter to communicate such notice in the manner set out in Section 10 of the Offer, “Notices and Delivery”, to all registered Shareholders whose Common Shares have not been taken up prior to the extension or variation. Barrick shall, as soon as possible after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the TSX. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario.
      Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of one or more conditions), the Offer will not expire before 10 days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable Laws and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by Governmental Entities.
      If, prior to the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of Barrick or of an affiliate of Barrick), Barrick will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set out in Section 10 of the Offer, “Notices and Delivery”, to all Shareholders whose Common Shares have not been taken up under the Offer at the date of the occurrence of the change, if required by applicable Laws. As soon as practicable after giving notice of a change in information to the Depositary, Barrick will make a public announcement of the change in information to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.
      Notwithstanding the foregoing, but subject to applicable Laws, the Offer may not be extended by Barrick if all of the terms and conditions of the Offer, except those waived by Barrick, have been fulfilled or complied with, unless Barrick first takes up all Common Shares deposited under the Offer and not withdrawn.
      During any extension or in the event of any variation of the Offer or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by Barrick in accordance with the terms hereof, subject to Section 8 of the Offer, “Withdrawal of Deposited Common Shares”. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by Barrick of its rights under Section 4 of the Offer, “Conditions of the Offer”.
      If, prior to the Expiry Time, the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were taken up before the increase.

6.	Take Up and Payment for Deposited Common Shares
      Upon and subject to the terms and conditions of the Offer (including without limitation the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”), Barrick will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn not later than 10 days after the Expiry Date. Any Common Shares taken up will be paid for as soon as possible, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by Barrick under the Offer but prior to the Expiry Time will be taken up and paid for within 10 days of such deposit.
      Barrick will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn under the Offer if, as and when Barrick gives written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario to that effect. Subject to applicable Laws, Barrick expressly reserves the right in its sole discretion to delay taking up and paying for any Common Shares or to, on or after the initial Expiry Time, withdraw or terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer, “Conditions of the Offer”, is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario. Barrick also expressly reserves the right in its sole discretion to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable Laws, including without limitation such period of time as may be necessary to obtain the approval of or clearance from any Governmental Entity. The ability of Barrick to delay the payment for Common Shares that Barrick has taken up may be limited by applicable Laws. Barrick will not, however, take up any Common Shares deposited under the Offer unless it simultaneously takes up all Common Shares then validly deposited under the Offer.

      Barrick will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will any interest accrue or be paid by Barrick or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by Barrick, regardless of any delay in making payments for Common Shares.
      The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from Barrick and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares.
      Settlement with each Shareholder who has deposited (and not withdrawn) Common Shares under the Offer will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the registered holder as shown on the securities registers maintained by or on behalf of Pioneer. Cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Laws, Barrick may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.
      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

7.	Return of Deposited Common Shares
      Any deposited Common Shares that are not taken up and paid for by Barrick pursuant to the terms and conditions of the Offer for any reason will be returned, at Barrick’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal or termination of the Offer, by either (i) sending certificates representing the Common Shares not purchased by first class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities registers maintained by or on behalf of Pioneer, or (ii) in the case of Common Shares deposited by book-entry transfer of such Common Shares pursuant to the procedures set out in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer, such Common Shares will be credited to the depositing holder’s account maintained with CDS or DTC, as applicable.

8.	Withdrawal of Deposited Common Shares
      Except as otherwise stated in this Section 8 of the Offer or as otherwise required by applicable Law, all deposits of Common Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Common Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder:

(a)	at any time before the Common Shares have been taken up by Barrick under the Offer;

(b)	if the Common Shares have not been paid for by Barrick within three business days after having been taken up; or

(c)	at any time before the expiration of 10 days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of Barrick or of an affiliate of Barrick), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the time for deposit is not extended for more than 10 days, or a variation consisting solely of a waiver of a condition of the Offer);

is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Common Shares have not been taken up by Barrick at the date of the notice.
      Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary or the US Forwarding Agent, as applicable, at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (a) must be made by a method, including a manually executed facsimile, that provides the Depositary or the US Forwarding Agent, as applicable, with a written or printed copy; (b) must be signed by or on behalf of the person(s) who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn; and (c) must specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution. The withdrawal will take effect only upon actual physical receipt by the Depositary or the US Forwarding Agent, as applicable, of the properly completed and executed written notice of withdrawal.
      Alternatively, if Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer” any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.
      All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by Barrick in its sole discretion, and such determination will be final and binding. There shall be no duty or obligation of Barrick, the Depositary, the US Forwarding Agent, the Information Agent, the Dealer Managers or any other person to give notice of any defects or irregularities in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.
      If Barrick extends the period of time during which the Offer is open, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to Barrick’s other rights, Common Shares deposited under the Offer may, subject to applicable Laws, be retained by the Depositary on behalf of Barrick and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set out in this Section 8 or pursuant to applicable Laws.
      A withdrawal of Common Shares deposited under the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual physical receipt by the Depositary or the US Forwarding Agent, as applicable, of the properly completed and executed written notice of withdrawal.
      Withdrawals cannot be rescinded and any Common Shares withdrawn will thereafter be deemed to be not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer, “Manner of Acceptance”.
      In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 24 of the Circular, “Statutory Rights”.

9.	Changes in Capitalization; Adjustments; Liens
      If, on or after the date of the Offer, Pioneer should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or disclose that it has taken or intends to take any such action, then Barrick may, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.
      Common Shares acquired under the Offer shall be transferred by the Shareholder and acquired by Barrick free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including without limitation the right to any and all dividends, distributions, payments, securities, property, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares. If, on or after the date of the Offer, Pioneer should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Common Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of Barrick or its nominee or transferee on the securities registers maintained by or on behalf of Pioneer in respect of Common Shares accepted for purchase under the Offer, then (and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer), any such dividend, distribution, payment, securities, property, rights, assets or other interests will be received and held by the depositing Shareholder for the account of Barrick and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of Barrick, accompanied by appropriate documentation of transfer. Pending such remittance, Barrick will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, securities, property, rights, assets or other interests and may withhold the entire purchase price payable by Barrick under the Offer or deduct from the consideration payable by Barrick under the Offer the amount or value thereof, as determined by Barrick in its sole discretion.
      The declaration or payment of any such dividend or distribution may have tax consequences not discussed under “Certain Canadian Federal Income Tax Considerations” in Section 18 of the Circular.

10.	Notices and Delivery
      Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Laws, any notice to be given by Barrick or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the securities registers maintained by or on behalf of Pioneer and, unless otherwise specified by applicable Laws, will be deemed to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Laws, in the event of any interruption or delay of mail service following mailing, Barrick intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which Barrick or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is given to the TSX for dissemination through its facilities or it is published once in either the National Edition of The Globe and Mail or The National Post and in La Presse or it is given to the Canada News Wire Service for dissemination through its facilities.
      The Offer and the Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares by first class mail, postage prepaid or made in such other manner as is permitted by applicable Laws and Barrick will use its reasonable efforts to furnish such documents to investment advisors, stockbrokers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear in the securities registers maintained by or on behalf of Pioneer in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Common Shares where such listings are received.
      Wherever the Offer calls for documents to be delivered to the Depositary or the US Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary or the US Forwarding Agent specified in the Letter of Transmittal or in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the US Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at the particular office at the address indicated in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

11.	Mail Service Interruption
      Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if Barrick determines that delivery thereof by mail may be delayed. Persons entitled to cheques and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the US Forwarding Agent, as applicable, to which the deposited certificate(s) for Common Shares were delivered until such time as Barrick has determined that delivery by mail will no longer be delayed. Barrick shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 10 of the Offer, “Notices and Delivery”. Notwithstanding Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary or the US Forwarding Agent, as applicable.

12.	Market Purchases
      Barrick reserves the right to, and may acquire, or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of the TSX, subject to applicable Laws, at any time prior to the Expiry Time. Barrick intends to make such purchases if and to the extent that market conditions, the trading price of the Common Shares and other factors make it desirable for Barrick to complete such purchases. In no event will Barrick make any such purchases of Common Shares until the third business day following the date of the Offer. If Barrick purchases Common Shares during the Offer other than pursuant to the Offer, the Common Shares so purchased will be counted in the determination as to whether the Minimum Tender Condition has been fulfilled. The aggregate number of Common Shares acquired by Barrick through the facilities of the TSX after the date of the Offer to and including the Expiry Date shall not exceed 5% of the outstanding Common Shares as of the date of the Offer, and Barrick will issue and file a news release forthwith after the close of business of the TSX on each day on which such Common Shares have been purchased. The news release will disclose the purchaser, the number of Common Shares purchased by the purchaser on that day, the highest price paid by the purchaser for Common Shares on that day, the average price paid for the Common Shares purchased by the purchaser through the facilities of the TSX during the currency of the Offer, and the total number of securities owned by the purchaser as of the close of business of the TSX on that day. For the purposes of this Section 12, “Barrick” includes Barrick and any person acting jointly or in concert with Barrick.
      Although Barrick has no present intention to sell Common Shares taken up under the Offer, subject to applicable Laws, Barrick and its affiliates reserve the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time, subject to compliance with applicable securities laws.

13.	Other Terms of the Offer

(a)	The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

(b)	Barrick reserves the right to transfer to one or more affiliates of Barrick the right to purchase all or any portion of the Common Shares deposited under the Offer, but any such transfer will not relieve Barrick of its obligation under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment under the Offer.

(c)	In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of Barrick by brokers or dealers licensed under the laws of such jurisdiction.

(d)	No broker, dealer or other person has been authorized to give any information or make any representation on behalf of Barrick not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No stockbroker, investment dealer or other person shall be deemed to be the agent of Barrick, the Depositary, the US Forwarding Agent, the Information Agent or the Dealer Managers for the purposes of the Offer.

(e)	The provisions of the Glossary, the Summary, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

(f)	Barrick, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Glossary, the Summary, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares.

(g)	Barrick reserves the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no duty or obligation of Barrick, the Depositary, the US Forwarding Agent, the Information Agent, the Dealer Managers or any other person to give notice of any defect or irregularity in the deposit of any Common Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

(h)	The Offer and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Barrick may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.
      The Offer and the accompanying Circular constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.
Dated: August 4, 2006

BARRICK GOLD CORPORATION

/s/ Gregory C. Wilkins
Gregory C. Wilkins
President and Chief Executive Officer

CIRCULAR
      This Circular is furnished in connection with the accompanying Offer dated August 4, 2006 by Barrick to purchase all of the issued and outstanding Common Shares of Pioneer, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares. The terms and conditions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to the manner of payment and withdrawal rights. Terms defined in the Offer, including the Glossary, and not defined in this Circular have the same meanings herein as in the Offer unless the context otherwise requires.
      Unless otherwise indicated, the information concerning Pioneer and NovaGold contained in the Offer and this Circular, including information concerning NovaGold’s unsolicited take-over bid for Pioneer, has been taken from or based upon publicly available documents and records on file with Canadian securities authorities and other public sources at the time of the Offer. Although Barrick has no knowledge that would indicate that any statements contained herein relating to Pioneer or NovaGold taken from or based on such documents and records are untrue or incomplete, neither Barrick nor any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Pioneer or NovaGold to disclose events or facts that may have occurred or which may affect the significance or accuracy of any such information but that are unknown to Barrick. Unless otherwise indicated, information concerning Pioneer is given as of March 31, 2006.

1.	Barrick
      Barrick is a leading international gold mining company, with a portfolio of 27 operating mines and seven advanced exploration and development projects located across five continents and a large land position on the world’s best exploration belts. Barrick holds a pre-eminent position within the gold mining industry. Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.
      Barrick’s shares are listed on the NYSE and the TSX under the symbol “ABX”. Barrick’s shares also trade on the London Stock Exchange, the SWX Swiss Exchange and Euronext-Paris. Barrick is a corporation existing under the Business Corporations Act (Ontario), as amended, resulting from the amalgamation of Barrick Gold Corporation and Placer Dome Inc. on May 9, 2006. Barrick’s head office and principal place of business is BCE Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1.

2.	Pioneer
      Pioneer is a Canadian mining exploration company that currently holds interests in five gold and base metals properties in Canada and the United States. The material assets of Pioneer are the Grace Gold-Copper Project adjacent to NovaGold’s Galore Creek Gold-Silver-Copper Project in British Columbia, the Puffy Lake Gold Mine and Mill near Sherridon, Manitoba, the Nokomis Lake Gold Project joint venture located near Flin Flon, Manitoba, the Bonito Gold-Silver Project located near Ruidoso, in south-central New Mexico, USA, and the Fish Lake Copper-Gold Project in British Columbia.
      Pioneer was incorporated under the Company Act (British Columbia) on April 6, 1989 as Galaxy Resources Corporation. On October 2, 1995 its name was changed to its present name and it acquired the business and assets of a predecessor company, also called Pioneer Metals Corporation, pursuant to a Plan of Arrangement under the Company Act (British Columbia). In 2005, the Company transitioned under the BCBCA and, in 2006, amended its Notice of Articles to remove the application of certain provisions of the predecessor Company Act (British Columbia) and adopted a new set of Articles to reflect that alteration and otherwise be consistent with the provisions of the BCBCA.
      Pioneer’s Common Shares are listed on the TSX under the symbol “PSM”. Pioneer’s head office is located at Suite 1007 — 808 Nelson Street, Vancouver, British Columbia, Canada V6Z 2H2 and the registered and records office is located at Suite 2600, Three Bentall Centre, P.O. Box 49314, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3.

3.	Certain Information Concerning Pioneer and Its Securities
Share Capital of Pioneer
      The authorized capital of Pioneer consists of an unlimited number of Common Shares and 10,000,000 preferred shares issuable in series. Pioneer has represented to Barrick in the Support Agreement that as of July 23, 2006, (i) 60,066,476 Common Shares and no preferred shares of any series were issued and outstanding, and (ii) 4,590,000 Options to acquire an aggregate of 4,590,000 Common Shares were outstanding.
      In addition, Pioneer has represented to Barrick in the Support Agreement that, on March 31, 2004, Pioneer issued 1,960,784 common share purchase warrants to NovaGold. Each of such warrants entitled the holder to acquire a Common Share at an exercise price of $0.35 per Common Share with an expiry date of March 31, 2006. NovaGold purported to exercise such warrants on March 30, 2006. No Common Shares were issued in respect of such purported exercise and there is currently litigation pending in respect of the warrants and the Option Agreement pursuant to which such warrants were issued.
Prior Distributions and Purchases of Common Shares
      Based on publicly available information, Barrick believes that the following table sets out all distributions and purchases of Common Shares by Pioneer during the five years preceding the Offer:

			Aggregate
			Gross
			Proceeds to
Period		Price	Pioneer

2001	Redemption of 800,000 Common Shares by Pioneer	$0.10125 per share	$(81,000)
2002	Issuance of 100,000 Common Shares on exercise of Options	$0.12 per share	$12,000
2003	February 2003 issuance of 1,000,000 units, each unit consisting of one Common Share and one half a warrant to purchase an additional Common Share at $0.12 per Common Share until February 3, 2005	$0.12 per unit	$120,000
	October 2003 issuance of 4,000,000 units, each unit consisting of one Common Share and one half a warrant to purchase an additional Common Share at $0.12 per Common Share until October 24, 2005	$0.12 per unit	$480,000
2004	March 2004 issuance of 3,921,568 units to NovaGold, each unit consisting of one Common Share and one half a warrant to purchase an additional Common Share at $0.35 per Common Share until March 31, 2006	$0.255 per unit	$1,000,000
	Issuance of 60,000 Common Shares on exercise of Options	$0.06 per share	$3,600
2005	Issuance of 2,050,000 Common Shares on exercise of Options	$0.06 per share	$123,000
	Issuance of 2,499,999 Common Shares on exercise of warrants	$0.12 per share	$300,000
Dividend Record of Common Shares
      Since incorporation, Pioneer has not paid any dividends on its Common Shares. According to Pioneer’s annual information form dated March 23, 2006, Pioneer intends to reinvest earnings to finance growth of its business and does not anticipate that it will pay any dividends in the immediate or foreseeable future.

4.	Price Range and Trading Volume of Pioneer Common Shares
      The Common Shares are listed and posted for trading on the TSX. The closing price of the Common Shares on the TSX on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, was $0.65. The Offer represents a premium of 54% over the July 21, 2006 closing price of the Common Shares on the TSX. In addition, the Offer represents a premium of 75% over the amount offered for each Common Share pursuant to the bid announced by NovaGold.

      The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of trading of the Common Shares on the TSX for the periods indicated:

	Trading of Common
	Shares

	TSX

	High	Low	Volume

	($)	($)	(#)
2005
July	0.300	0.220	503,838
August	0.440	0.250	1,151,436
September	0.500	0.320	1,729,158
October	0.540	0.380	2,062,837
November	0.450	0.360	550,286
December	0.430	0.370	530,871
2006
January	0.620	0.385	1,698,780
February	0.600	0.480	1,293,666
March	0.600	0.500	702,165
April	0.520	0.445	596,510
May	0.540	0.440	1,585,207
June	0.790	0.360	5,986,852
July	1.100	0.620	12,853,703
August 1-2	1.100	1.050	809,916

Source: TSX Datalinks

5.	Support Agreement
      On July 23, 2006, Barrick and Pioneer entered into the Support Agreement, which sets forth, among other things, the terms and conditions upon which Pioneer agrees to recommend that Shareholders accept the Offer. The following is a summary of certain provisions of the Support Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Support Agreement. The Support Agreement has been filed by Pioneer with the Canadian securities regulatory authorities and is available at www.sedar.com.
Support of the Offer
      Pioneer has announced that the Pioneer Board of Directors, upon consultation with its financial and legal advisors and on receipt of a recommendation from its special committee, has unanimously determined that the Offer is fair to all Shareholders and that the Offer is in the best interests of Pioneer and the Shareholders. Accordingly, the Pioneer Board of Directors has unanimously approved the making of a recommendation that Shareholders accept the Offer. Pioneer has agreed to take all reasonable actions to support the Offer and ensure that the Offer will be successful.
The Offer
      Barrick may, in its sole discretion, modify or waive any term or condition of the Offer; provided that Barrick shall not, without the prior consent of Pioneer, increase the Minimum Tender Condition, impose additional conditions to the Offer, decrease the consideration per Common Share, decrease the number of Common Shares in respect of which the Offer is made, change the form of consideration payable under the Offer (other than to increase the total consideration per Common Share and/or add additional consideration or consideration alternatives) or otherwise vary the Offer or any terms or conditions thereof (which for greater certainty does not include a waiver of a condition) in a manner which is adverse to the Shareholders.
Board Representation
      Provided that at least a majority of the then outstanding Common Shares on a fully diluted basis are purchased by Barrick and from time to time thereafter, Barrick will be entitled to designate such number of members of the Pioneer Board of Directors, and any committee thereof, as is proportionate to the percentage of the outstanding Common Shares owned from time to time by Barrick, and Pioneer will not frustrate Barrick’s attempt to do so and Pioneer will co-operate with Barrick, subject to all applicable Laws, to enable Barrick’s designees to be elected or appointed including, at the request of Barrick, using its reasonable best efforts to increase the size of the Pioneer Board of Directors and to secure the resignations of such directors as Barrick may request.
No Solicitation
      Pioneer has agreed that, except as provided in the Support Agreement, it will not, and it will cause each of its subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including financial or other advisors) or agent of Pioneer or any subsidiary, (i) make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of Pioneer or any subsidiary of Pioneer, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding an Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that, for greater certainty, Pioneer may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Pioneer Board of Directors has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Barrick, the approval or recommendation of the Pioneer Board of Directors or any committee thereof of the Support Agreement or the Offer; (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.
      The Support Agreement defines an “Acquisition Proposal” as (a) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Pioneer or any of its subsidiaries; (b) any sale or acquisition of all or a material portion of the assets of Pioneer on a consolidated basis; (c) any sale or acquisition of all or a material portion of the Common Shares or the shares of any subsidiary of Pioneer; (d) any similar business combination or transaction, of or involving Pioneer or any of its subsidiaries, other than with Barrick; or (e) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any person other than Barrick.
      Pioneer has agreed to immediately cease, and to instruct its financial advisors and other representatives and agents to cease, any existing solicitation, discussion or negotiation with any person (other than Barrick), including NovaGold, by or on behalf of Pioneer or any of its subsidiaries with respect to or which could lead to any potential Acquisition Proposal, whether or not initiated by Pioneer or any of its subsidiaries or any of its or their officers, directors, employees, representatives or agents, and to discontinue access to any data rooms. Pioneer has agreed not to release any person from any confidentiality agreement or standstill agreement (except to allow the person to make an Acquisition Proposal), provided that the foregoing shall not prevent the Pioneer Board of Directors from considering and accepting any Superior Proposal that might be made by any such person, provided that the remaining provisions of the Support Agreement are complied with. Pioneer has agreed to request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Pioneer relating to any potential Acquisition Proposal and to use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.
      Pioneer has agreed to promptly notify Barrick of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Pioneer or any Pioneer subsidiary or mineral property or contractual or legal rights or for access to properties or books and records or a list of shareholders of which Pioneer’s directors, officers, employees, representatives or agents are or become aware, or any amendments to the foregoing.
Superior Proposals
      If Pioneer receives a request for material non-public information from a person who, on an unsolicited basis, proposes to Pioneer a bona fide Acquisition Proposal and (a) the Pioneer Board of Directors determines, in good faith, after the receipt of advice from its financial advisors that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction more favourable financially to the Shareholders than the Offer; and (b) in the opinion of the Pioneer Board of Directors, acting in good faith and on advice from their outside legal advisors, the failure to provide such person with access to information regarding Pioneer would be inconsistent with the fiduciary duties of the Pioneer Board of Directors, then, and only in such case, Pioneer may provide such person with access to information regarding Pioneer, subject to the execution of a confidentiality agreement which is in form and substance satisfactory to Barrick, acting reasonably (which confidentiality agreement will, for greater certainty, include a standstill covenant on customary terms with a duration of at least 12 months).
      Pioneer has agreed not to accept, approve or recommend, nor enter into any discussions, negotiations or agreement (other than a confidentiality agreement) relating to, an Acquisition Proposal unless: (i) the Acquisition Proposal constitutes a Superior Proposal; (ii) Pioneer has complied with its non-solicitation covenants in the Support Agreement; (iii) Pioneer has given Barrick notice in writing that there is a Superior Proposal at least five business days before the Pioneer Board of Directors proposes to accept, approve, recommend or enter into any agreement relating to such Superior Proposal; (iv) five business days have elapsed from the date Barrick received the notice referred to in clause (iii) immediately above in respect of the Acquisition Proposal and, if Barrick has proposed to amend the terms of the Offer in accordance with the Support Agreement, the Pioneer Board of Directors (after receiving advice from its financial advisors and outside legal counsel) has determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Barrick; (v) Pioneer concurrently terminates the Support Agreement to enter into a definitive agreement with respect to the Superior Proposal, under the terms of the Support Agreement; and (vi) Pioneer has previously, or concurrently, paid to Barrick the Termination Fee (defined below).
      The Support Agreement defines a “Superior Proposal” as an unsolicited bona fide written Acquisition Proposal from a person received after July 23, 2006: (a) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction, all of the Common Shares and offering or making available to all Shareholders the same consideration in form and amount per Common Share to be purchased or otherwise acquired; (b) which complies with applicable securities laws, (c) that is not subject to a financing contingency and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full for all Common Shares; (d) that is not subject to any due diligence and/or access condition; and (e) that the Pioneer Board of Directors has determined in good faith (after consultation with its financial advisors and with its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable financially to the Shareholders than the Offer (including any adjustment to the terms and conditions of the Offer proposed by Barrick pursuant to Barrick’s right to match, described below).
Opportunity to Match
      Under the Support Agreement, Pioneer has agreed that, during the five business day period referred to above or such longer period as Pioneer may approve for such purpose, Barrick will have the opportunity, but not the obligation, to propose to amend the terms of the Offer. The Pioneer Board of Directors will review any proposal by Barrick to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties, whether Barrick’s proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.
      The Pioneer Board of Directors has agreed to promptly reaffirm its recommendation of the Offer by press release after: (i) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Pioneer Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and Barrick has so amended the terms of the Offer.
Subsequent Acquisition Transaction
      The Support Agreement provides that if, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares as at the Expiry Time, Barrick may, to the extent possible, effect a Compulsory Acquisition of the remainder of the Common Shares, pursuant to Section 300 of the BCBCA, from those Shareholders who have not accepted the Offer. If that statutory right of acquisition is not available or Barrick chooses not to avail itself of such statutory right of acquisition, Barrick has agreed to use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered to the Offer. Pioneer has agreed that, in the event Barrick takes up and pays for Common Shares under the Offer representing at least a simple majority of the outstanding Common Shares (calculated on a fully diluted basis as at the Expiry Time), it will assist Barrick in connection with any Subsequent Acquisition Transaction that Barrick may, in its sole discretion, undertake to pursue to acquire the remaining Common Shares, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Common Share offered under the Offer.
Termination of the Support Agreement
      The Support Agreement may be terminated at any time prior to the time that designees of Barrick represent a majority of the Pioneer Board of Directors: (a) by mutual written consent of Barrick and Pioneer; (b) by Pioneer, if Barrick had not mailed this Circular by August 4, 2006; (c) by Barrick on or after August 4, 2006, if any condition to making the Offer for Barrick’s benefit is not satisfied or waived by such date other than as a result of Barrick’s default under the Support Agreement; (d) by Barrick, if the Minimum Tender Condition or any other condition of the Offer is not satisfied or waived at or prior to the Expiry Time and Barrick has not elected to waive such condition to the extent permitted by the Support Agreement; (e) by Barrick or Pioneer, if Barrick does not take up and pay for the Common Shares deposited under the Offer by the date that is 120 days following the date of mailing of this Circular, otherwise than as a result of the material breach by such party of any material covenant or obligation under the Support Agreement or as a result of any representation or warranty made by such party in the Support Agreement being untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such party; provided, however, that if Barrick’s take up and payment for Common Shares deposited under the Offer is delayed by (i) an injunction or order made by a Governmental Entity of competent jurisdiction, or (ii) Barrick not having obtained any waiver, consent or approval of any Governmental Entity which is necessary to permit Barrick to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by Pioneer pursuant to its terms until the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; (f) by either Pioneer or Barrick, if the other party is in material default of a material covenant or obligation under the Support Agreement or if any representation or warranty of the other party under the Support Agreement shall have been untrue or incorrect at July 23, 2006 or shall have become untrue or incorrect at any time prior to the Expiry Time (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such other party and such default or inaccuracy is not curable or, if curable, is not cured by the earlier of the date which is 30 days from the date of written notice of such breach and the Expiry Time; (g) by Barrick, if: (i) the Pioneer Board of Directors or any committee thereof fails to publicly recommend or reaffirm its approval of the Offer within two calendar days of any written request by Barrick (or, in the event that the Offer is scheduled to expire within such two calendar day period, prior to the scheduled expiry of the Offer); (ii) the Pioneer Board of Directors or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of the Support Agreement or the Offer in any manner adverse to Barrick; or (iii) the Pioneer Board of Directors or any committee thereof recommends or approves or publicly proposes to recommend or approve a Superior Proposal; or (h) by Pioneer, if Pioneer proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of the Support Agreement, provided that Pioneer has previously or concurrently will have paid to Barrick the Termination Fee and further provided that Pioneer has not breached any of its covenants, agreements or obligations in the Support Agreement.
Termination Fee
      Pioneer is obligated to pay Barrick a termination fee in an amount equal to 4% of the market capitalization of Pioneer, calculated on a fully diluted basis on the trading day immediately prior to the date on which such termination fee is payable (the “Termination Fee”) if: (a) the Support Agreement is terminated pursuant to its terms as a result of (i) the Pioneer Board of Directors or any committee thereof failing to publicly recommend or reaffirm the Offer within two calendar days (or, in the event that the Offer is scheduled to expire within such two calendar day period, prior to the scheduled expiry of the Offer) of a request from Barrick to do so; (ii) the Pioneer Board of Directors or any committee thereof withdrawing, modifying, changing or qualifying its approval or recommendation of the Support Agreement or the Offer in a manner adverse to Barrick; or (iii) the Pioneer Board of Directors or any committee thereof having approved or recommended or publicly proposed to approve or recommend any Superior Proposal; (b) the Support Agreement is terminated pursuant to its terms as a result of Pioneer proposing to enter into a definitive agreement with respect to a Superior Proposal following Barrick having elected not to match a Superior Proposal; (c) the Offer is not completed in accordance with the conditions set out in Section 4 of the Offer, “Conditions of the Offer” as a result of Pioneer being in material default of any of its non-solicitation covenants or obligations contained in the Support Agreement; or (d) on or after July 23, 2006 and prior to the Expiry Time, an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make such Acquisition Proposal, and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (i) the Offer is not completed as a result of the Minimum Tender Condition not having been met, and (ii) the person that so announced the Acquisition Proposal (or its affiliates) acquires, directly or indirectly, more than 50% of the issued and outstanding Common Shares on or prior to December 31, 2006; provided, in each case, that Barrick is not in material default in the performance of its obligations under the Support Agreement.
Representations and Warranties
      The Support Agreement contains a number of customary representations and warranties of Barrick and Pioneer relating to, among other things: corporate status; capitalization; and the corporate authorization and enforceability of, and board approval of, the Support Agreement and the Offer. The representations and warranties of Pioneer also address various matters relating to the business, operations and properties of Pioneer and its subsidiaries, including: accuracy of financial statements; absence of any Material Adverse Effect and certain other changes or events since the date of the last audited financial statements; absence of litigation or other actions which if determined adversely would reasonably be expected to have a Material Adverse Effect; employee severance payments upon a change of control; accuracy of reports required to be filed with applicable securities regulatory authorities; real property and mineral interests and rights; and environmental matters. In addition, Barrick has represented that it has made adequate arrangements to ensure that the required funds are available to effect payment in full of the consideration for all of the Common Shares acquired under the Offer.
Conduct of Business
      Pioneer has covenanted and agreed that, prior to the earlier of the time that designees of Barrick represent a majority of the Pioneer Board of Directors and the termination of the Support Agreement, except with the prior written consent of Barrick or as expressly contemplated or permitted by the Support Agreement, Pioneer will, and will cause each of its subsidiaries to, conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to preserve intact its present business organization and goodwill, to preserve intact its respective real property interests, mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights or contractual or other legal rights or claims in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them. Pioneer has also agreed that it will not and will cause each of its subsidiaries not to take certain actions specified in the Support Agreement.
      Pioneer has also agreed to notify Barrick of (a) any material adverse change (within the meaning of the BCSA) in relation to Pioneer and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (b) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (i) cause any of the representations or warranties of Pioneer contained in the Support Agreement to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect, or (ii) result in the failure in any material respect of Pioneer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the date on which designees of Barrick represent a majority of the Pioneer Board of Directors.
Other Covenants
      Each of Pioneer and Barrick has agreed to a number of mutual covenants, including to co-operate in good faith and use all reasonable efforts to take all action and do all things necessary, proper or advisable: (a) to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and the Support Agreement; (b) for the discharge of its respective obligations under the Support Agreement and the Offer, including its obligations under applicable securities laws; and (c) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities in connection with transactions contemplated by the Offer and the Support Agreement, including in each case the execution and delivery of such documents as the other party thereto may reasonably require. In addition, upon reasonable notice, Pioneer has agreed to provide Barrick with reasonable access (without disruption to the conduct of Pioneer’s business) during normal business hours, to: (x) all books, records and other materials in Pioneer’s possession and control, including material contracts; (y) the personnel of Pioneer and its subsidiaries; and (z) the properties of Pioneer and its subsidiaries, in order to allow Barrick to perform confirmatory due diligence and for strategic planning purposes.
Officers’ and Directors’ Insurance and Indemnification
      From and after the date on which designees of Barrick represent a majority of the Pioneer Board of Directors, Barrick shall cause Pioneer (or its successor) to indemnify the current and former directors and officers of Pioneer and its subsidiaries to the fullest extent to which Pioneer is required to indemnify such officers and directors under its charter, by-laws and applicable Law for a minimum period of six years following completion of the Offer.
Outstanding Pioneer Options
      Under the Support Agreement, Barrick acknowledged and agreed that (i) holders of Options will be permitted to tender Common Shares issuable upon the exercise thereof and for such purpose to exercise their Options, conditional upon Barrick taking up and paying for the Common Shares under the Offer, which Options shall be deemed to have been exercised concurrent with the first scheduled expiry time of the Offer in respect of which Barrick takes up Common Shares and (ii) all Common Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer, provided that the holders of such Options indicate that the Common Shares are tendered pursuant to the Offer and otherwise validly accept the Offer in accordance with its terms with respect to such Common Shares.
      Pioneer has agreed to use its commercially reasonable best efforts to cause all holders of Options to conditionally exercise such Options as described above and to deliver, not later than five business days prior to the first scheduled expiry time of the Offer, (and not withdraw) to the appropriate person(s) all such documents as may be necessary or desirable to tender the Common Shares to be issued as a result of such conditional exercise of Options to the Offer.

6.	Lock-Up Agreement
      Under the Lock-Up Agreement, each of the Locked-Up Shareholders has agreed, among other things, to deposit under the Offer all of the Common Shares currently owned or controlled by such Locked-Up Shareholders, being an aggregate of 25,071,499 Common Shares, and to exercise or conditionally exercise all of the Options currently owned by such Locked-Up Shareholders and to deposit under the Offer all of the Common Shares issued upon such exercise or conditional exercise of Options, being an aggregate of 4,590,000 Common Shares, collectively representing, in aggregate, approximately 45% of the outstanding Common Shares (calculated on a fully diluted basis). Each Locked-Up Shareholder has agreed not to withdraw such Common Shares from the Offer except and unless the Lock-Up Agreement is terminated in accordance with its terms. Each Locked-Up Shareholder has also covenanted and irrevocably agreed to support the Offer and not to take any action that may impair the successful completion of the Offer.
      The following is a summary of the additional principal terms of the Lock-Up Agreement.
      Termination of the Lock-Up Agreement: The Lock-Up Agreement can be terminated by notice in writing: (a) at any time by mutual consent of Barrick and the Locked-Up Shareholders; (b) by the Locked-Up Shareholders if (i) the terms of the Offer do not conform in all material respects with the description of the Offer contained in the Lock-Up Agreement and the Support Agreement, (ii) Barrick is in material default of any covenant contained in the Lock-Up Agreement (if not rectified within 10 days of notice thereof) or if any representation or warranty of Barrick in the Lock-Up Agreement is untrue or incorrect in any material respect, (iii) Barrick has not (for any reason other than the failure of any Locked-Up Shareholder to deposit their Common Shares for purchase) taken up and paid for all Common Shares deposited under the Offer in the manner contemplated in the Support Agreement, (iv) Barrick has not mailed the Offer by August 4, 2006 in accordance with the Support Agreement, or (v) the Support Agreement is terminated in accordance with its terms and no Termination Fee is payable by Pioneer or, if a Termination Fee is to be paid, Pioneer has paid such fee in accordance with the Support Agreement; provided in each case that the Locked-Up Shareholders are not, at the time, in material default of their obligations under the Lock-Up Agreement; (c) by Barrick if (i) the Support Agreement is terminated in accordance with its terms, (ii) any of the Locked-Up Shareholders is in material default of any covenant contained in the Lock-Up Agreement (if not rectified within 10 days of notice thereof) or if any representation or warranty of the Locked-Up Shareholders under the Lock-Up Agreement is untrue or incorrect in any material respect, or (iii) any of the conditions to the Offer is not satisfied or waived by Barrick at or prior to the Expiry Time; provided in each case that Barrick is not, at the time, in material default of its obligations under the Lock-Up Agreement.
      Non-Solicitation: The Locked-Up Shareholders have agreed that from the earlier of (a) the termination of the Lock-Up Agreement pursuant to its terms and (b) the Expiry Time, they will not in any manner, directly or indirectly, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person regarding an Acquisition Proposal, engage in any discussions or negotiations regarding any Acquisition Proposal, or otherwise co-operate in any way with, or assist or participate in, knowingly facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing, and that they will immediately cease any existing solicitations, discussions or negotiations with any person other than Barrick with respect to any potential Acquisition Proposal; provided, however, that the foregoing shall not prevent a Locked-Up Shareholder who is a member of the Pioneer Board of Directors or is a senior officer of Pioneer from engaging in discussions or negotiations with a person in response to a bona fide Acquisition Proposal made by such person which did not result from a breach of the Lock-Up Agreement or the Support Agreement and in respect of which (x) the Pioneer Board of Directors determines in good faith constitutes a Superior Proposal on the basis provided for the Support Agreement; and (y) the Pioneer Board of Directors, on the advice of Pioneer’s outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws. The Locked-Up Shareholders have also agreed, during the period referred to above to notify Barrick of: (a) any proposal, inquiry, offer (or any amendment thereto) or request that the Locked-Up Shareholder receives, or of which the Locked-Up Shareholder becomes aware, that relates to, or constitutes, or which the Locked-Up Shareholder reasonably believes could lead to, a bona fide Acquisition Proposal; or (b) any request that the Locked-Up Shareholder receives for discussions or negotiations relating to an Acquisition Proposal or any request for non-public information relating to Pioneer or any of the Pioneer subsidiaries or any Pioneer mineral properties by any person or entity that informs the Locked-Up Shareholder that it is considering making, or has made, an Acquisition Proposal.
      Other Covenants: Each of the Locked-Up Shareholders has agreed that from the earlier of (a) the termination of the Lock-Up Agreement pursuant to its terms and (b) the Expiry Time, the Locked-Up Shareholder will exercise the voting rights attaching to the Common Shares held or controlled by the Locked-Up Shareholder and otherwise use the Locked-Up Shareholder’s commercially reasonable efforts in its capacity as a shareholder of Pioneer to oppose any proposed action: (i) in respect of any merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction involving Pioneer or any of its subsidiaries, other than the Offer; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up of and payment for the Common Shares held or controlled by the Locked-Up Shareholders deposited under the Offer or the successful completion of the Offer; or (iii) which would reasonably be expected to result in a Material Adverse Effect in respect of Pioneer.
      Litigation Support: From and after the date on which designees of Barrick represent a majority of the Pioneer Board of Directors, each Locked-Up Shareholder (other than Firebird Global Master Fund Ltd.) has agreed to co-operate with Barrick and Pioneer and to provide such assistance as Barrick and Pioneer may reasonably request in connection with the disputes, claims and litigation involving Pioneer and NovaGold.

7.	Background to the Offer
      On March 26, 2004, Pioneer entered into an option agreement (the “Option Agreement”) with NovaGold. Under the Option Agreement, NovaGold was granted the right to earn a 60% interest in the Grace Gold-Copper Project (the “Grace Property”) by incurring exploration expenditures of $5 million on the Grace Property in various increments over the five-year period following the date of the Option Agreement in accordance with the provisions of that agreement.
      In conjunction with the entering into of the Option Agreement, NovaGold purchased from Pioneer 3,921,568 units for a subscription price of $999,999.84. Each unit was comprised of one Common Share and one-half of a share purchase warrant. The warrants acquired by NovaGold (the “NovaGold Warrants”) entitled NovaGold on exercise to acquire an additional 1,960,784 Common Shares at a price of $0.35 per Common Share. The NovaGold Warrants expired on March 31, 2006.

      On October 17, 2005, Pioneer commenced an action (the “Pioneer Claim”) against NovaGold in the courts of British Columbia. In that action, Pioneer is seeking, among other things, a declaration that the Option Agreement is of no further force or effect as well as damages for misrepresentation and breach of fiduciary duty. Pioneer claims in its action that NovaGold misrepresented and concealed its true intentions when it entered into the Option Agreement and that rather than conducting exploration activities on the Grace Property directed at locating economic mineralization as required by the Option Agreement, NovaGold was conducting only limited drilling aimed at facilitating an application which NovaGold intended to make to the British Columbia government for a surface lease over all or a material portion of the Grace Property that would allow NovaGold to construct a tailings and waste rock facility. Pioneer has asserted that there has been virtually no effort made by NovaGold to determine the extent of economic mineralization on the Grace Property, that the drill program that has been conducted on the Grace Property does not support an application by NovaGold to condemn all or any part of the Grace Property, and that any such application, if granted, would destroy all of Pioneer’s rights and entitlements as the owner of the Grace Property, which, in Pioneer’s view, remains relatively unexplored. In conjunction with that litigation, various additional claims and counterclaims have been made by Pioneer and NovaGold. Pioneer has made it clear that it will vigorously oppose any surface rights application that may be made by NovaGold.
      In March 2006, Barrick and NovaGold commenced discussions regarding their jointly-owned Donlin Creek project in Southwestern Alaska as well as the basis upon which Barrick and NovaGold might establish a joint venture arrangement in respect of the Galore Creek property. Those discussions occurred intermittently until early-June 2006, but were not successful. During the course of those discussions, Barrick commenced a due diligence investigation of the Galore Creek property through a detailed review of publicly available documents, information and data. During the course of that review, Barrick concluded that the Pioneer Claim represented a serious and substantial impediment to the ability of NovaGold to obtain permits and surface rights from the British Columbia government sufficient to allow NovaGold to develop the Galore Creek property as it is currently intended to be developed, because it was highly unlikely that such permits and surface rights could be obtained by NovaGold if the granting of the permits and surface rights was opposed by Pioneer. Barrick also concluded that, even in the absence of the Pioneer Claim, it was unlikely that the timeline for the development of the property that had been publicly reported by NovaGold could be met due to the lengthy environmental and other permitting processes that would be required to be followed to obtain the necessary approvals. In discussions in late May and early June 2006, Barrick indicated to NovaGold that, in Barrick’s view, if NovaGold was unable to favourably settle the Pioneer Claim on a timely basis, development of the Galore Creek property would very likely be delayed for a number of years until the litigation between Pioneer and NovaGold was completed. Barrick expressed the view that such a lengthy delay in the development timeline from the timeline that had been publicly reported by NovaGold would likely have a very substantial negative impact on the current economic value of the Galore Creek property. Barrick also expressed its concerns regarding the ability of NovaGold to obtain the environmental and other permits necessary to construct and operate the Galore Creek project in a timely manner. Barrick advised NovaGold that the potential value impairment associated with the delays in project development anticipated by Barrick made it impossible for Barrick to conclude the transaction, including a joint venture in respect of the Galore Creek property, on the terms that had been under discussion since March.
      On June 19, 2006, NovaGold announced an unsolicited take-over bid to acquire all of the outstanding Common Shares of Pioneer at a price of $0.57 per share.
      On July 4, 2006, the Pioneer Board of Directors issued its directors’ circular recommending that Shareholders reject the NovaGold take-over bid. On the same day, Pioneer issued a press release in response to the NovaGold take-over bid. In that press release, it was clear that neither the President and Chief Executive Officer of Pioneer nor the largest shareholder of Pioneer, who collectively controlled approximately 35% of the outstanding Common Shares, was supportive of NovaGold’s bid. Based on this information, Barrick concluded that NovaGold’s ability to acquire Pioneer was highly doubtful. Following the issuance of the Pioneer press release, Barrick requested representatives of CIBC World Markets Inc. (“CIBC World Markets”) to contact representatives of Dundee Securities Corporation (“Dundee Securities”), financial advisor to the special committee of the Pioneer Board of Directors established to consider NovaGold’s bid for Pioneer, to inquire as to whether Pioneer would be interested in exploring an acquisition transaction with CIBC World Markets’ client by way of take-over bid or plan of arrangement. That approach was made on July 11, 2006. Subsequent to that approach, a number of discussions took place between representatives of CIBC World Markets, Pioneer and Dundee Securities regarding the terms on which a business combination transaction might be completed. A confidentiality agreement was entered into on July 20, 2006 to allow those discussions to take place on a confidential basis.

      Late in the afternoon and into the evening on Friday, July 21, 2006, representatives of CIBC World Markets and Barrick’s British Columbia legal counsel, Lawson Lundell LLP, met on several occasions with Stephen Sorensen, Pioneer’s Chief Executive Officer, and Graham Thody, Chairman of the special committee of the Pioneer Board of Directors, together with representatives of Dundee Securities and Gowling Lafleur Henderson LLP, counsel to Pioneer, to discuss the material terms and conditions upon which CIBC World Markets’ client might be prepared to proceed with a take-over bid to acquire all of the outstanding Common Shares of Pioneer. During the evening of Friday, July 21, representatives of Pioneer indicated that Pioneer would support a cash offer by CIBC World Markets’ client at a price of $1.00 per Common Share and would approach the Locked-Up Shareholders for their support of that offer.
      Following those discussions, counsel to Barrick provided Pioneer and its counsel with drafts of the Support Agreement and Lock-Up Agreement. Discussions and negotiations respecting those agreements took place on Saturday, July 22 and Sunday, July 23. The agreements were finalized and entered into by Barrick, Pioneer and the Locked-Up Shareholders late in the evening on Sunday, July 23. On Monday July 24, Barrick and Pioneer announced the execution of the Support Agreement and Lock-Up Agreement and Barrick’s intention to make the Offer for Pioneer and Barrick announced its unsolicited take-over bid to acquire NovaGold.

8.	Purpose of the Offer and Plans for Pioneer
      The purpose of the Offer is to enable Barrick to acquire all of the Common Shares. The effect of the Offer is to give to all Shareholders the opportunity to receive $1.00 in cash per Common Share, representing a premium of 54% over the closing price of the Common Shares on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, on the TSX. In addition, the Offer represents a premium of 75% over the amount offered for each Common Share pursuant to the bid announced by NovaGold.
      If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares as at the Expiry Time, Barrick may, to the extent possible, acquire the remaining Common Shares from those Shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition. Barrick has covenanted in the Support Agreement that if a Compulsory Acquisition is not available or Barrick chooses not to avail itself of such statutory right of acquisition, Barrick will use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered under the Offer. Pioneer has agreed that, in the event Barrick takes up and pays for Common Shares under the Offer representing at least a simple majority of the outstanding Common Shares (calculated on a fully diluted basis as at the Expiry Time), Pioneer will assist Barrick in connection with any Subsequent Acquisition Transaction, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equal in value to the consideration per Common Share paid under the Offer. If the Minimum Tender Condition is satisfied and Barrick takes up and pays for the Common Shares deposited under the Offer, Barrick should own sufficient Common Shares to effect a Subsequent Acquisition Transaction. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.
      Barrick has also commenced a take-over bid to acquire all of the issued and outstanding common shares of NovaGold. If Barrick’s bid to acquire NovaGold is successful, Barrick’s acquisition of Pioneer will allow Barrick to consolidate the land position around the Galore Creek Gold-Silver-Copper Project, which will facilitate the efficient development of this project. Barrick intends to assess Pioneer’s other properties and interests and will decide to retain or divest such assets following its assessment. In addition, Barrick intends to conduct a detailed review of Pioneer’s corporate structure, capitalization, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist.
      If permitted by applicable Laws, Barrick intends to cause Pioneer to apply to delist the Common Shares from the TSX as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. In addition, if permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Barrick intends to cause Pioneer to cease to be a reporting issuer under the securities laws of each province of Canada. See Section 17 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

9.	Regulatory Matters
      To the knowledge of Barrick, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Barrick for the consummation of the transactions contemplated by the Offer, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by the Offer. In the event that Barrick becomes aware of other requirements, it will make reasonable commercial efforts to obtain such approval at or prior to the Expiry Time, as such time may be extended.
      Based upon an examination of publicly available information relating to the business of Pioneer, Barrick does not expect the Offer, the Compulsory Acquisition or the Subsequent Acquisition Transaction, as applicable, to give rise to material competition/antitrust concerns in any jurisdiction. However, Barrick cannot be assured that no such concerns will arise.

10.	Source of Funds
      Barrick estimates that, if it acquires all of the Common Shares pursuant to the Offer (including any Common Shares issued upon the exercise of all Options), the total amount of cash required for the purchase of such Common Shares and to cover related fees and expenses of Barrick will be approximately $66 million. This amount will be satisfied by the use of cash on hand.

11.	Ownership of and Trading in Securities of Pioneer
      No Common Shares, Options or other securities of Pioneer are beneficially owned, directly or indirectly, nor is control or direction exercised over any of such securities, by Barrick or its directors or senior officers. To the knowledge of Barrick, after reasonable enquiry, no Common Shares, Options or other securities of Pioneer are owned, directly or indirectly, nor is control or direction exercised over any such securities, by any associate of a director or senior officer of Barrick, any person or company holding more than 10% of any class of equity securities of Barrick, or any person or company acting jointly or in concert with Barrick.
      None of Barrick or any director or senior officer of Barrick or, to the knowledge of Barrick after reasonable enquiry, any of the other persons referred to above, has traded in any securities of Pioneer during the six months preceding the date hereof. There is no person acting “jointly or in concert” with Barrick in connection with the transactions described in the Offer and this Circular.

12.	Commitments to Acquire Securities of Pioneer
      None of Barrick or any director or senior officer of Barrick, or, to the knowledge of Barrick, after reasonable enquiry, any associate of any such director or senior officer, any person or company holding more than 10% of any class of equity securities of Barrick, or any person or company acting jointly or in concert with Barrick, has entered into any commitments to acquire any equity securities of Pioneer, except for the commitments made by Barrick pursuant to the Support Agreement and the Lock-Up Agreement. See Section 5 of the Circular, “Support Agreement” and Section 6 of the Circular, “Lock-Up Agreement”.

13.	Material Changes in Affairs of Pioneer
      Barrick has no information which indicates any material change in the affairs of Pioneer since the date of the last published financial statements of Pioneer, other than the making of this Offer by Barrick and the unsolicited take-over bid for Pioneer commenced by NovaGold and such other material changes as have been publicly disclosed by Pioneer. Barrick has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

14.	Acquisition of Common Shares Not Deposited
      It is Barrick’s current intention that if it takes up and pays for Common Shares deposited under the Offer, it will enter into one or more transactions to enable Barrick or an affiliate of Barrick to acquire all Common Shares not acquired under the Offer. There is no assurance that such transaction will be completed.
Compulsory Acquisition
      If, within four months after the date of the Offer, the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares, other than Common Shares held on the date of the Offer by or on behalf of Barrick or its affiliates (which, for the purposes of this section entitled “Compulsory Acquisition” will have the meaning given to it in the BCBCA) and Barrick acquires such deposited Common Shares under the Offer, Barrick intends to acquire those Common Shares (including Common Shares that are issued as a result of the exercise of outstanding Options or other securities of Pioneer that are convertible into or exchangeable or exercisable for Common Shares) which remain outstanding held by those persons who did not accept the Offer (and each person who subsequently acquires any of such Common Shares) (“Offerees”) pursuant to the provisions of Section 300 of the BCBCA on the same terms (including the per Common Share Offer price) as the Common Shares acquired under the Offer (a “Compulsory Acquisition”).
      To exercise such statutory right, Barrick must send notice (the “Offeror’s Notice”) to each Offeree of such proposed acquisition within five months after the date of the Offer. If the Offeror’s Notice is sent to an Offeree under Subsection 300(3) of the BCBCA, Barrick is entitled and bound to acquire all of the Common Shares of that Offeree that were involved in the Offer for the same price and on the same terms contained in the Offer (unless a court having jurisdiction orders otherwise on an application made by that Offeree within two months after the date of the Offeror’s Notice to Pioneer) and must pay or transfer to Pioneer the amount or other consideration representing the price payable by Barrick for the Common Shares that are referred to in the Offeror’s Notice if the court has not ordered otherwise. Pursuant to any such application, the court may fix the price and terms of payment for the Common Shares held by the Offeree and make any such consequential orders and give such directions as the court considers appropriate. On receiving the copy of the Offeror’s Notice and the amount or other consideration representing the price payable for the Common Shares referred to in the Offeror’s Notice, Pioneer will be required to register Barrick as a Shareholder with respect to those Common Shares subject to the Offeror’s Notice. Any such amount received by Pioneer for the Common Shares is required to be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Pioneer, or by a trustee approved by the court, in trust for the persons entitled to that sum.
      The foregoing is a summary only of the right of Compulsory Acquisition which may become available to Barrick and is qualified in its entirety by the provisions of Section 300 of the BCBCA. See Section 300 of the BCBCA, a copy of which is attached as Schedule A to this Circular, for the full text of the relevant statutory provisions. Section 300 of the BCBCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the BCBCA should consult their legal advisors.
Compelled Acquisition
      If not less than 90% of the issued and outstanding Common Shares are acquired by or on behalf of Barrick and its affiliates and associates (which, for the purposes of this Section entitled “Compelled Acquisition” will have the meanings given to them in the BCBCA), any Offeree of that class will be entitled, in certain circumstances and in accordance with the BCBCA, to require Barrick to acquire such Offeree’s Common Shares.
      If Barrick has not sent the Offeror’s Notice to an Offeree within one month after becoming entitled to do so, Barrick must send a written notice to each Offeree who did not accept the Offer stating that the Offeree, within three months after receiving such written notice, may require Barrick to acquire the Common Shares of that Offeree that were involved in the Offer. If an Offeree requires Barrick to acquire the Offeree’s Common Shares in accordance with these provisions, Barrick must acquire those Common Shares for the same price and on the same terms contained in the Offer.
      The foregoing is a summary only of the right of compelled acquisition which may become available to Offerees and is qualified in its entirety by the provisions of Subsections 300(9) and 300(10) of the BCBCA. See Sections 300(9) and 300(10) of the BCBCA for the full text of the relevant statutory provisions. Sections 300(9) and 300(10) of the BCBCA are complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the BCBCA should consult their legal advisors.
Subsequent Acquisition Transaction
      If Barrick takes up and pays for Common Shares validly deposited under the Offer and a Compulsory Acquisition is not available or Barrick elects not to pursue a Compulsory Acquisition, Barrick currently intends to complete an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving Pioneer and Barrick and/or one or more affiliates of Barrick (a “Subsequent Acquisition Transaction”) for the purpose of enabling Barrick or an affiliate of Barrick to acquire all Common Shares not acquired by Barrick under the Offer. The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Common Shares acquired under the Offer.

      Barrick has covenanted in the Support Agreement that if a Compulsory Acquisition is not available or Barrick chooses not to avail itself of such statutory right of acquisition, Barrick will use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered under the Offer. Pioneer has agreed that, in the event Barrick takes up and pays for Common Shares under the Offer representing at least a simple majority of the outstanding Common Shares (calculated on a fully diluted basis as at the Expiry Time), Pioneer will assist Barrick in connection with any Subsequent Acquisition Transaction, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equal in value to the consideration per Common Share paid under the Offer.
      Provided that at least 66 2/3% of the outstanding Common Shares on a fully diluted basis are deposited under the Offer and Barrick takes up and pays for such Common Shares, Barrick should own sufficient Common Shares to effect such Subsequent Acquisition Transaction.
      A Subsequent Acquisition Transaction described above may constitute a “business combination” or a “going private transaction” within the meaning of certain applicable Canadian securities legislation including OSC Rule 61-501 and AMF Regulation Q-27. Under Rule 61-501 and Regulation Q-27, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a business combination or a going private transaction if it would result in the interest of a holder (as defined therein) or beneficial owner of Common Shares being terminated without such holder or beneficial owner’s consent, irrespective of the nature of the consideration provided in substitution therefor. Barrick expects that any Subsequent Acquisition Transaction relating to Common Shares will be a business combination or a going private transaction under Rule 61-501 and Regulation Q-27.
      In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” or a “going private transaction” carried out in accordance with Rule 61-501 and Regulation Q-27 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. Barrick intends to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.
      Rule 61-501 and Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the Common Shares (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the Common Shares a summary of such valuation or the entire valuation.
      In connection therewith, Barrick intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 exempting Barrick or Pioneer or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 and Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid if the consideration offered under such transaction is at least equal in value to and is in the same form as the consideration that the tendering Shareholders were entitled to receive in the take-over bid and certain disclosure is given in the take-over bid disclosure documents. Barrick currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, Barrick expects to rely on these exemptions.
      Depending on the nature and the terms of the Subsequent Acquisition Transaction, the provisions of the BCBCA and Pioneer’s constating documents require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by “minority” holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF, as required, all Shareholders other than Barrick, any “interested party” within the meaning of Rule 61-501 and Regulation Q-27, certain “related parties” of Barrick or of any other “interested party” (in each case within the meaning of Rule 61-501 and Regulation Q-27), including any director or senior officer of Barrick, affiliate or insider of Barrick or any of their directors or senior officers and any “joint actor” (as defined in Rule 61-501) with any of the foregoing persons.
      Rule 61-501 and Regulation Q-27 also provide that Barrick may treat Common Shares acquired under the Offer (including those deposited under the terms of the Lock-Up Agreement) as “minority” shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction, provided that, among other things, (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Date; (b) the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (as defined in Rule 61-501) and was not a “joint actor” (as defined in Rule 61-501) with Barrick in respect of the Offer. Barrick currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to the Shareholders under the Offer and Barrick intends to cause Common Shares acquired under the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction. The only Common Shares that Barrick anticipates will be required to be excluded in determining whether minority approval has been obtained are the Common Shares that Barrick may purchase through the facilities of the TSX, if any, as described in Section 12 of the Offer, “Market Purchases”.
      In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, Barrick and its affiliates are the registered holders of 90% or more of the Common Shares at the time the business combination or going private transaction is initiated, the requirement for minority approval under Rule 61-501 and Regulation Q-27 would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.
      Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the relevant dissent procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share under the Subsequent Acquisition Transaction or the Offer.
      The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Pioneer will necessarily depend on a variety of factors, including the number of Common Shares acquired under the Offer. Although Barrick currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in Barrick’s ability to effect such a transaction, information hereafter obtained by Barrick, changes in general economic, industry, regulatory or market conditions or in the business of Pioneer, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. Barrick expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable Laws, including a Subsequent Acquisition Transaction on terms not described in the Circular.
      Barrick has covenanted in the Support Agreement that if a Compulsory Acquisition is not available or Barrick chooses not to avail itself of such statutory right of acquisition, Barrick will use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered under the Offer.
      If Barrick is unable to or decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals promptly, Barrick will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Pioneer, or taking no actions to acquire additional Common Shares. Subject to applicable Laws, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, Barrick may take no action to acquire additional Common Shares, or may even sell or otherwise dispose of any or all Common Shares acquired under the Offer, on terms and at prices then determined by Barrick, which may vary from the price paid for Common Shares under the Offer.

      The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”.
      Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.
Judicial Developments
      Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving business combinations or going private transactions. Barrick has been advised that more recent notices and judicial decisions indicate a willingness to permit business combinations or going private transactions to proceed, subject to compliance with requirements intended to ensure procedural and substantive fairness in the treatment of minority shareholders.

15.	Benefits from the Offer
      To the knowledge of Barrick, there are no direct or indirect benefits of accepting or refusing to accept the Offer that will accrue to any director or senior officer of Pioneer, to any associate of a director or senior officer of Pioneer, to any person or company holding more than 10% of any class of equity securities of Pioneer or to any person or company acting jointly or in concert with Barrick, other than those that will accrue to Shareholders generally.

16.	Agreements, Arrangements or Understandings
      Other than the Support Agreement and the Lock-Up Agreement, there are (a) no arrangements or agreements made or proposed to be made between Barrick and any of the directors or senior officers of Pioneer; and (b) no contracts, arrangements or understandings, formal or informal, between Barrick and any securityholder of Pioneer with respect to the Offer. Other than the Support Agreement and the Lock-Up Agreement, there are no contracts, arrangements or understandings, formal or informal, between Barrick and any person or company with respect to any securities of Pioneer in relation to the Offer. See Section 5 of this Circular, “Support Agreement” and Section 6 of this Circular, “Lock-Up Agreement”.

17.	Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer
      The purchase of Common Shares by Barrick under the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Common Shares acquired by Barrick, could materially adversely affect the liquidity and market value of any remaining Common Shares held by the public.
      The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Common Shares purchased by Barrick under the Offer, it is possible that the Common Shares will fail to meet these criteria for continued listing on such exchange. If this were to happen, the Common Shares could be delisted and this could adversely affect the market or result in a lack of an established market for such Common Shares. If permitted by applicable Laws, Barrick intends to cause Pioneer to apply to delist the Common Shares from the TSX as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. If the Common Shares are delisted from the TSX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether Pioneer remains subject to public reporting requirements in Canada and other factors.
      After the purchase of the Common Shares and any Compulsory Acquisition or Subsequent Acquisition Transaction, Pioneer may cease to be subject to the public reporting and proxy solicitation requirements of the BCBCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for Pioneer to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. If permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or

Subsequent Acquisition Transaction, Barrick intends to cause Pioneer to cease to be a reporting issuer under the securities laws of each province of Canada.

18.	Certain Canadian Federal Income Tax Considerations
      In the opinion of Davies Ward Phillips & Vineberg LLP, counsel to Barrick, the following summary describes the principal Canadian federal income tax considerations generally applicable to the disposition of Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction to Shareholders who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), and at all relevant times, hold their Common Shares as capital property, did not acquire the Common Shares pursuant to a stock option plan, and deal at arm’s length and are not affiliated with Barrick or Pioneer. Common Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such shares in the course of carrying on a business or the Shareholder has acquired such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Shareholders whose Common Shares might not otherwise be considered capital property may be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have their Common Shares and all other “Canadian securities” (as defined in the Tax Act) owned by such Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property.
      This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) and counsel’s understanding of the administrative practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.
      This summary is not applicable to a Shareholder that is (a) a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market” rules, (b) a “specified financial institution” as defined in the Tax Act, or (c) a Shareholder an interest in which is, or for whom a Common Share would be, a “tax shelter investment” as defined in the Tax Act. Such Shareholders should consult their own tax advisors.
      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, Shareholders are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws.
Shareholders Resident in Canada
      The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty is, or is deemed to be, resident in Canada (a “Resident Holder”).
Sale Pursuant to the Offer
      A Resident Holder who disposes of Common Shares to Barrick under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received for the Common Shares, less any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Common Shares to the Resident Holder.
      Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding years or carried forward and deducted in any subsequent year against net taxable capital gains realized in such years in the circumstances described in the Tax Act.
      Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act.
      The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends previously received or deemed to have been received on such Common Share, subject to and in accordance with the provisions of the Tax Act. Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own tax advisors regarding these rules.
      A Resident Holder that is throughout the year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.
Compulsory Acquisition
      As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, Barrick may, in certain circumstances, acquire Common Shares pursuant to Section 300 of the BCBCA. A Resident Holder disposing of Common Shares pursuant to a Compulsory Acquisition will realize a capital gain (or capital loss) generally calculated in the same manner and with the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer”.
      A Resident Holder who obtains an order of a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from Barrick for its Common Shares will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount received (not including the amount of any interest awarded by the court). As a result, a Resident Holder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer”. Any interest awarded to a dissenting Resident Holder by the court must be included in computing such Resident Holder’s income for the purposes of the Tax Act.
Subsequent Acquisition Transaction
      As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the compulsory acquisition provisions of Section 300 of the BCBCA are not utilized, Barrick may propose other means of acquiring the remaining issued and outstanding Common Shares. A Subsequent Acquisition Transaction may be effected by an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.
      By way of example, a Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Pioneer with Barrick and/or one or more of its affiliates pursuant to which Resident Holders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then be immediately redeemed for cash. In those circumstances, a Resident Holder would not realize a capital gain or capital loss as a result of such exchange of Common Shares for Redeemable Shares, and the cost of the Redeemable Shares received would be the aggregate adjusted cost base of the Common Shares to the Resident Holder immediately before the amalgamation.
      Upon redemption of its Redeemable Shares, the Resident Holder would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Resident Holders that are corporations, as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on the redemption of such shares.

      Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated instead as proceeds of disposition of the Redeemable Shares for the purpose of computing the Resident Holder’s capital gain on the redemption of such shares. Accordingly, Resident Holders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a Resident Holder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income.
      A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.
      In the case of a Resident Holder who is an individual, dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation. On June 29, 2006 the Minister of Finance (Canada) released draft legislation to provide for an enhanced gross-up and dividend tax credit for “eligible dividends” paid after 2005.
      Pursuant to the current administrative practice of the CRA, a Resident Holder who exercises his or her statutory right of dissent in respect of an amalgamation would be considered to have disposed of his or her Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder (other than interest awarded by a court of competent jurisdiction).
Shareholders Not Resident in Canada
      The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is not resident in Canada, nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.
Disposition of Common Shares Pursuant to the Offer or a Compulsory Acquisition
      A Non-Resident Holder who disposes of Common Shares under the Offer or a Compulsory Acquisition will realize a capital gain or a capital loss computed in the manner described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer”. A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Common Shares pursuant to the Offer or Compulsory Acquisition unless the Common Shares constitute “taxable Canadian property” to the Non-Resident Holder and do not constitute “treaty-protected property”.
      Generally, a Common Share will not constitute “taxable Canadian property” to a Non-Resident Holder at a particular time, provided that (a) such Common Share is listed on a prescribed stock exchange (which currently includes the TSX) at that time, (b) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with such persons have not owned 25% or more of the shares of any class or series of Pioneer at any time within the 60-month period immediately preceding that time and (c) the Common Share is not deemed to be taxable Canadian property for purposes of the Tax Act. See “Delisting of Common Shares Following Completion of the Offer” below, in the case where Common Shares are delisted prior to a Compulsory Acquisition.
      Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Holder’s income for purposes of the Tax Act if the Common Shares constitute “treaty-protected property”. Common Shares owned by a Non-Resident Holder will generally be “treaty-protected property” if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from tax under the Tax Act. By way of example, under the Canada-US Income Tax Convention (the “US Treaty”), a Non-Resident Holder who is a resident of the United States for the purposes of the Tax Act and the US Treaty will be exempt from tax in Canada in respect of a gain realized on the disposition of the Common Shares, provided the value of such shares is not derived principally from real property situated in Canada. In the event that Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer” will generally apply. A Non-Resident Holder who disposes of “taxable Canadian property” must file a Canadian income tax return for the year in which the disposition occurs, regardless of whether the Non-Resident Holder is liable to Canadian tax on any gain realized as a result.
      Any interest awarded by the court and paid or credited to a Non-Resident Holder who obtains an order of the court in respect of a Compulsory Acquisition will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty. Where the Non-Resident Holder is entitled to benefits under the US Treaty, by way of example, and is the beneficial owner of the interest, the applicable rate is generally reduced to 10%.
Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction
      As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, Barrick reserves the right to use all reasonable efforts to acquire the balance of Common Shares not acquired under the Offer or by Compulsory Acquisition. A Subsequent Acquisition Transaction may be effected by an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. The Canadian federal income tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those described above. See “Delisting of Common Shares Following Completion of the Offer” below, in the case where Common Shares are delisted prior to a Subsequent Acquisition Transaction.
      A Non-Resident Holder may realize a capital gain (or a capital loss) and/or a deemed dividend on the disposition of Common Shares pursuant to a Subsequent Acquisition Transaction. Capital gains and capital losses realized by a Non-Resident Holder in connection with a Subsequent Acquisition Transaction will be subject to taxation in the manner described above under “Shareholders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer or a Compulsory Acquisition”. Dividends paid or deemed to be paid to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty. Where the Non-Resident Holder is entitled to the benefits under the US Treaty, by way of example, and is the beneficial owner of the dividends, the applicable rate is generally reduced to 15%.
      Any interest paid to a Non-Resident Holder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty (10% under the US Treaty, for example).
Delisting of Common Shares Following Completion of the Offer
      As described above in Section 17 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the TSX following the completion of the Offer and may not be listed on the TSX at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Holders are cautioned that if the Common Shares are not listed on a prescribed stock exchange (which includes the TSX) at the time they are disposed of:

(a)	the Common Shares will generally be taxable Canadian property for Non-Resident Holders;

(b)	Non-Resident Holders may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition (unless the Common Shares constitute “treaty-protected property”, as described above); and

(c)	the notification and withholding provisions of section 116 of the Tax Act will apply to Non-Resident Holders, in which case Barrick may be required to deduct or withhold an amount from any payment made to a Non-Resident Holder in respect of the acquisition of Common Shares.
      A Non-Resident Holder that disposes of “taxable Canadian property” must file a Canadian income tax return for the year in which the disposition occurs regardless of whether the Non-Resident Holder is liable to Canadian tax on any gain realized as a result.

19.	Acceptance of the Offer
      Barrick has no knowledge regarding whether any Shareholders will accept the Offer, other than the Locked-Up Shareholders, who have agreed to accept the Offer pursuant to the Lock-Up Agreement.

20.	Depositary and US Forwarding Agent
      Barrick has engaged CIBC Mellon Trust Company as the Depositary and Mellon Investor Services LLC as the US Forwarding Agent under the Offer. In such capacity, the Depositary and the US Forwarding Agent will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at the respective offices specified in the Letter of Transmittal. In addition, the Depositary will receive deposits of Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by Barrick under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares. The Depositary and the US Forwarding Agent will receive reasonable and customary compensation from Barrick for their services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

21.	Dealer Managers and Soliciting Dealer Group
      Barrick has engaged the services of CIBC World Markets Inc. to act as Dealer Manager in Canada to assist Barrick and solicit acceptances of the Offer in Canada, and CIBC World Markets Corp. will act as Dealer Manager in the United States in connection with the Offer in the United States. The Dealer Managers will be reimbursed by Barrick for their reasonable out-of-pocket expenses. In addition, the Dealer Managers will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.
      The Canadian Dealer Manager intends to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer from persons resident in Canada. Each member of the Soliciting Dealer Group, including the Canadian Dealer Manager, is referred to herein as a “Soliciting Dealer”. Barrick has agreed to pay to each Soliciting Dealer who has entered into an agreement with the Canadian Dealer Manager and whose name appears in the appropriate space of a properly completed and executed Letter of Transmittal a fee of Cdn.$0.02 for each Common Share deposited and taken up by Barrick under the Offer (excluding those deposited by the Locked-Up Shareholders). The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will not be less than Cdn.$85 and not more than Cdn.$1,500, provided that at least 2,500 Common Shares are deposited per beneficial Shareholder. Barrick will not pay any fee with respect to deposits of Common Shares held for a Soliciting Dealer’s own account as principal. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. Barrick may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to Barrick at the time of deposit. If no Soliciting Dealer is specified in a Letter of Transmittal, no fee will be paid to a Soliciting Dealer in respect of the applicable Common Shares.
      Except as set out above, Barrick will not pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Common Shares under the Offer. Stockbrokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Barrick for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.
      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer. However, an investment advisor, stockbroker, bank, trust company or other nominee through whom a Shareholder owns Common Shares may charge a fee to tender Common Shares on behalf of the Shareholder. Shareholders should consult their investment advisor, stockbroker, bank, trust company or other nominee, as applicable, to determine whether any charges will apply.

22.	Information Agent
      Barrick has retained Georgeson Shareholder Communications Canada Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from Barrick for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

23.	Legal Matters
      Barrick is being advised in respect of certain matters concerning the Offer by, and the opinions contained under “Certain Canadian Federal Income Tax Considerations” have been provided by, Davies Ward Phillips & Vineberg LLP, Canadian counsel to Barrick.

24.	Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or rights to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

25.	Directors’ Approval
      The contents of the Offer and Circular have been approved, and the sending of the Offer and Circular to the Shareholders has been authorized, by the Barrick Board of Directors.

CONSENT OF COUNSEL
TO: The Directors of Barrick Gold Corporation
      We hereby consent to the reference to our name and opinions contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated August 4, 2006 made by Barrick Gold Corporation to the holders of Common Shares of Pioneer Metals Corporation.

Toronto, Canada	(signed) Davies Ward Phillips & Vineberg LLP
August 4, 2006

APPROVAL AND CERTIFICATE
      The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the Shareholders of Pioneer Metals Corporation has been authorized, by the Board of Directors of Barrick Gold Corporation.
      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares which are the subject of the Offer.
DATED: August 4, 2006

(signed) Gregory C. Wilkins President and Chief Executive Officer	(signed) Jamie C. Sokalsky Executive Vice President and Chief Financial Officer

On behalf of the Board of Directors

(signed) Peter Munk Director	(signed) C. William D. Birchall Director

SCHEDULE A
SECTION 300 OF THE BCBCA
      The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.
Business Corporations Act (British Columbia)
Acquisition procedures — s. 300(1)
300. (1) In this section:
      “acquiring person” means a person who, under a scheme or contract, makes an acquisition offer, and includes 2 or more persons who, directly or indirectly,

(a)	make an acquisition offer jointly or in concert, or

(b)	intend to exercise jointly or in concert voting rights attached to shares for which an acquisition offer is made;
      “acquisition offer” means an offer made by an acquiring person to acquire shares, or any class of shares, of a company;
      “offeree”, in respect of an acquisition offer, means a shareholder to whom the acquisition offer is made;
      “subject company” means the company, shares or any class of shares of which are the subject of an acquisition offer.

(2)	For the purposes of this section,

(a)	every acquisition offer for shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares, and

(b)	each acquisition offer is accepted if, within 4 months after the making of the offer, the offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate.

(3)	If an acquisition offer is accepted within the meaning of subsection (2)(b), the acquiring person may, within 5 months after making the offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.

(4)	If a notice is sent to an offeree under subsection (3), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within 2 months after the date of the notice.

(5)	On the application of an offeree under subsection (4), the court may

(a)	set the price and terms of payment, and

(b)	make consequential orders and give directions the court considers appropriate.

(6)	If a notice has been sent by an acquiring person under subsection (3) and the court has not ordered otherwise under subsection (4), the acquiring person must, no earlier than 2 months after the date of the notice, or, if an application to the court by the offeree to whom the notice was sent is then pending, at any time after that application has been disposed of,

(a)	send a copy of the notice to the subject company, and

(b)	pay or transfer to the subject company the amount or other consideration representing the price payable by the acquiring person for the shares that are referred to in the notice.

(7)	On receiving the copy of the notice and the amount or other consideration referred to in subsection (6), the subject company must register the acquiring person as a shareholder with respect to those shares.

(8)	Any amount received by the subject company under this section must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by the subject company, or by a trustee approved by the court, in trust for the persons entitled to that sum.

(9)	If the acquiring person has not, within one month after becoming entitled to do so, sent the notice referred to in subsection (3), the acquiring person must send a written notice to each offeree referred to in subsection (3) stating that the offeree, within 3 months after receiving the notice, may require the acquiring person to acquire the shares of that offeree that were involved in the acquisition offer.

(10)	If an offeree requires the acquiring person to acquire the offeree’s shares in accordance with subsection (9), the acquiring person must acquire those shares for the same price and on the same terms contained in the acquisition offer.

The Depositary for the Offer is:
CIBC Mellon Trust Company
By Mail
P.O. Box 1036
Adelaide Street Postal Station
Toronto, Ontario
M5C 2K4
By Registered Mail, by Hand or by Courier

Toronto Office:	Vancouver Office:
199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9	1066 West Hastings Street Oceanic Centre, Suite 1600 Vancouver, British Columbia V6E 3X1
Telephone: 416-643-5500
Toll Free: 1-800-387-0825
E-Mail: inquiries@cibcmellon.com
The US Forwarding Agent for the Offer is:
Mellon Investor Services LLC
By Mail, Registered Mail, by Hand or by Courier
120 Broadway, 13th Floor
New York, New York 10271
Toll Free: 1-800-777-3674
The Dealer Managers for the Offer are:

In Canada	In the United States
CIBC World Markets Inc.	CIBC World Markets Corp.
161 Bay Street, BCE Place P.O. Box 500 Toronto, Ontario M5J 2S8 Telephone: 416-594-7180	300 Madison Avenue New York, New York 10017 Telephone: 212-667-7163
The Information Agent for the Offer is:
Georgeson Shareholder Communications Canada Inc.
100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1
North American Toll Free Number: 1-866-813-8525
Banks and Brokers Call Collect: 212-440-9800
Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the US Forwarding Agent, the Dealer Managers or the Information Agent at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.